Exhibit 10.12
AMENDED AND RESTATED LEASE AGREEMENT
BETWEEN
MARYLAND ECONOMIC DEVELOPMENT CORPORATION
AND
HUMAN GENOME SCIENCES, INC.
Dated December 1, 2009

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TABLE OF CONTENTS
(continued)
LIST OF EXHIBITS

EXHIBIT A	Description of Land
EXHIBIT B	[Intentionally Omitted]
EXHIBIT C	List of Tenant’s Equipment
EXHIBIT D	Schedule of Option Purchase Prices
EXHIBIT E	Notice and Payment Addresses

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AMENDED AND RESTATED LEASE AGREEMENT
     THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is made as of December 1, 2009, by and between MARYLAND ECONOMIC DEVELOPMENT CORPORATION, a body politic and corporate and an instrumentality of the State of Maryland (“Landlord”) and HUMAN GENOME SCIENCES, INC., a Delaware corporation (“Tenant”).
RECITALS
     A. Landlord, at the request of Tenant, has previously acquired from Montgomery County, Maryland a certain parcel of land located at the Johns Hopkins Belward Research Campus in Montgomery County, Maryland, more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”) (as further defined in Paragraph 2 hereof).
     B. Landlord acquired the Land at the request of Tenant for the sole purposes of
     (a) constructing on the Land, a process development and manufacturing plant consisting of approximately 84,000 square feet in accordance with plans and specifications approved by Landlord and Tenant,
     (b) leasing to Tenant, pursuant to that certain Lease Agreement dated as of December 1, 1997 between Landlord and Tenant, the 1997 Leased Premises (as that term is defined in Paragraph 2 hereof),
     (c) constructing on the Land, an addition to such process development and manufacturing plant consisting of approximately 43,000 square feet in accordance with plans and specifications approved by Landlord and Tenant, and
     (d) leasing to Tenant, pursuant to that certain Lease Agreement dated as of December 1, 1999 between Landlord and Tenant (the “1999 Lease”), the Leased Premises (as that term is defined in Paragraph 2 hereof).
     C. The parties desire to enter into this Lease for the purpose of amending and restating the 1999 Lease in its entirety.
AGREEMENTS
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:
     1. Demise of Leased Premises. In consideration of the rents and covenants herein stipulated to be paid and performed, Landlord hereby demises and lets to Tenant, and Tenant hereby demises and lets from Landlord, the Leased Premises.
     2. Certain Definitions. The following terms shall have the definitions provided below. Unless specifically provided otherwise, all accounting terms have the definitions given them in accordance with GAAP (hereinafter defined) as applied to the applicable Person on a consistent basis by its accountants in the preparation of its previous annual financial statements.
     Act of Bankruptcy means with respect to any Person, the filing of a petition in bankruptcy under the Bankruptcy Code, or the commencement of a proceeding under any other applicable law concerning insolvency, reorganization or bankruptcy, by or against such Person as debtor.
     Accumulated Funding Deficiency means an “accumulated funding deficiency” as defined in Section 302 of ERISA or Section 412 (a) of the Code..
     Additional Improvements means the buildings, structures and other improvements, including “fit-outs”, previously constructed on the Land and constituting an addition to the Improvements, consisting of approximately 43,000 square feet.
     Additional Rent means Additional Rent as defined in Paragraph 7.
     Affiliate means: (a) any Person in which Tenant legally or beneficially owns or holds, directly or indirectly, any capital stock or other equity interest; (b) any Person that is a partnership in which Tenant is a partner, or a joint venturer in which Tenant is a joint venturer or a limited liability company of which Tenant is a managing member; (c) any Person that is a director, officer, employee, stockholder (legally or beneficially) or other affiliate of any of the foregoing or of Tenant; and (d) any Person that directly or indirectly controls, is under the control of, or is under common control with, Tenant, including, without limitation, any Person that directly or indirectly has the right or power to direct the management or policies of Tenant and any Person whose management or policies Tenant directly or indirectly has the right or power to direct.
     Alterations means all changes, additions (including additional Improvements on the Land), improvements or repairs to, all alterations, reconstructions, renewals or removals of and all substitutions or replacements for any of the Improvements, both interior and exterior, structural and non-structural, and ordinary and extraordinary.
     Assignment means the Assignment, Subordination and Non-Disturbance Agreement by and among Landlord, Tenant and the Bank, dated as of December 1, 2009, together with all amendments thereto and modifications thereof.
     Bankruptcy Code means Title 11 of the United States Code, as amended, and all rules and regulations promulgated pursuant thereto.
     Bank means Manufacturers and Traders Trust Company, a New York banking corporation, its successors and assigns.
     Basic Rent means Basic Rent as defined in Paragraph 7.
     Basic Rent Payment Date means any date on which an installment of Basic Rent is due pursuant to Paragraph 7.

     Beneficiary means, collectively, the Bank and any other Credit Facility Provider, as Beneficiary under the Deed of Trust.
     Bond Documents has the meaning given to such term in the Indenture.
     Bond Purchase Drawing has the meaning given to such term in the Indenture.
     Bonds means, collectively, the Series A Bonds and the Series B Bonds.
     Building Equipment means the equipment and fixtures installed in the Additional Improvements which are integral to the occupancy of the Leased Premises as a “tenantable shell” (e.g., all elevators, escalators, shades, awnings, floor coverings, screens, landscaping and security systems and building code required plumbing, heating, electrical, ventilation and fire-extinguishing equipment) and financed with proceeds of the Bonds, but excluding therefrom the Tenant’s Equipment.
     Code means the Internal Revenue Code of 1986, or any applicable predecessor statutory provision. Each reference to a section of the Code herein shall be deemed to include the United States Treasury Regulations in effect or proposed from time to time with respect thereto.
     Collateral Pledge Agreement means the Collateral Pledge Agreement dated as of December 1, 2009, between Tenant, as Pledgor, and the Bank, as Pledgee, together with all amendments thereto and modifications thereof.
     Commonly Controlled Entity means any trade or business (whether or not incorporated) which is a member of a “controlled group of corporations” (as such phrase is used and defined in Section 414(b) of the Code) or which is under “common control” (as such phrase is used and defined in Section 414 (c) of the Code), and of which Tenant or any Subsidiary of Tenant is a part.
     Credit Facilities has the meaning given to such term in the Indenture. The initial Credit Facilities are the Letters of Credit.
     Credit Facility Agreements has the meaning given to such term in the Indenture. The initial Credit Facility Agreements are the Letter of Credit Agreements.
     Credit Facility Documents has the meaning given to such term in the Indenture. The initial Credit Facility Documents are the Letter of Credit Documents.
     Credit Facility Provider has the meaning given to such term in the Indenture. The initial Credit Facility Provider is the Bank.
     Deed of Trust means the Amended and Restated Deed of Trust dated as of December 1, 2009, encumbering the Land, the Improvements and the Leased Premises, from Landlord to certain individual trustees for the benefit of the Beneficiary, together with all amendments thereto and modifications thereof.
     Default Rate means the Default Rate as defined in Paragraph 7(e).

     Encumbrances means Encumbrances as defined in Paragraph 30.
     ERISA means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.
     Event of Default means an Event of Default as defined in Paragraph 19.
     Exchange Act means the Securities Exchange Act of 1934, as amended.
     GAAP means generally accepted accounting principles in the United States of America in effect from time to time, consistently applied. In the event of a change in GAAP affecting the covenants contained in Paragraphs 26 or 27 of this Lease or definitions contained in Paragraph 2 of this Lease relating to such covenants, such covenants and definitions shall continue to be applied as though such change in GAAP had not occurred unless and until Landlord, the Credit Facility Provider, and Tenant shall agree in writing to amend or adjust such covenants or definitions as deemed necessary as a result of such change in GAAP.
     Hedge means any interest rate swap or similar hedge arrangement in existence at any time or from time to time between Landlord and any Hedge Counterparty.
     Hedge Agreement means any agreement between Landlord and any Hedge Counterparty in existence at any time or from time to time, executed in connection with any Hedge, including (without limitation) the Swap Agreement (as defined in the Letter of Credit Agreements), together with all amendments thereto and modifications thereof.
     Hedge Counterparty means any Person, in its capacity as counterparty to any Hedge Agreement, with which Landlord has entered into any Hedge or may hereafter at any time or from time to time enter into any Hedge, including (without limitation) the Bank and any other Credit Facility Provider.
     Hedge Documents means, collectively, any Hedge Agreement and all other documents in existence at any time or from time to time, executed and delivered to evidence, secure, or in connection with, any Hedge.
     Impositions means all taxes, including, without limitation, sales and use taxes (but excluding, except as hereinafter provided, income, franchise, profits and gross receipt taxes), assessments (including, without limitation, all assessments for public improvements or benefits), water and sewer rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges or costs of any nature whatsoever, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character (including all interest and penalties thereon), which at any time during or in respect of the term hereof may be assessed against, levied upon, confirmed or imposed on, or in respect of, or be a lien upon (a) the Leased Premises or any part thereof or any estate, right or interest therein, (b) any occupancy, use or possession of, or activity conducted on, the Leased Premises or any part thereof, (c) any Basic Rent or Additional Rent or other sum reserved or payable by Tenant hereunder, or (d) this Lease or Landlord. Notwithstanding the foregoing provisions, the term “Impositions” shall exclude (i) franchise, capital stock or similar taxes, if any, of Landlord and assessments, levies and liens arising therefrom; (ii) transfer, income, profits or other taxes, if any, of Landlord, determined on the basis of its net income or net revenues, and assessments, levies and liens arising therefrom; (iii) excise, gross receipts or gross income taxes imposed upon or measured by Basic Rent, Additional Rent or other sums payable by Tenant pursuant to this Lease, unless the taxes referred to in clauses (i) and (ii) above are in lieu of or a substitute for any other tax or assessment upon or with respect to the Leased Premises or any increases therein which, if such other tax or assessment were in effect, would be payable by Tenant.
     Improvements means the buildings, structures and other improvements, constituting a process, development and manufacturing plant consisting of approximately 84,000 square feet previously constructed on the Land in accordance with plans and specifications approved by Landlord and Tenant.
     Indenture means the Amended and Restated Trust Indenture dated as of December 1, 2009 between Landlord and the Trustee, together with all amendments thereto and modifications thereof.
     Insurance and Award Trustee has the meaning given to that term in Paragraph 15.
     Land means that parcel of land described in Exhibit A attached hereto, together with the easements, rights and appurtenances thereunto belonging or appertaining.
     Landlord means Maryland Economic Development Corporation, a body politic and corporate and a public instrumentality of the State of Maryland.
     Landlord’s Bond Obligations means the “Issuer’s Bond Obligations,” as such term is defined in the Indenture.
     Landlord’s Credit Facility Obligations means the “Issuer’s Credit Facility Obligations”, as such term is defined in the Indenture.
     Law means the Constitution of the United States and of the State of Maryland and any statute or rule of law of the United States and of the State of Maryland.
     Lease Documents has the meaning given to such term in Paragraph 25.
     Leased Premises means the Additional Improvements and the Building Equipment.
     Legal Requirements means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions, requirements and agreements with all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the use, occupancy, possession, maintenance, alteration, repair or reconstruction of any of the Leased Premises.
     Letters of Credit means, collectively, the Series A Bonds Letter of Credit and the Series B Bonds Letter of Credit.

     Letter of Credit Agreements means, collectively, the Series A Bonds Letter of Credit Agreement and the Series B Bonds Letter of Credit Agreement.
     Letter of Credit Documents has the meaning given to such term in the Letter of Credit Agreements.
     LIBOR Rate means the fluctuating annual rate of interest which shall at all times equal the interest rate which Bank announces and declares from time to time to be its one month London Interbank Offered Rate, adjusted for any Federal Reserve Board requirements imposed on Bank from time to time. All interest at the LIBOR Rate or computed thereon shall be calculated on the basis of a 360-day year factor applied to actual days elapsed and shall be adjusted on any date on which a change occurs in the LIBOR Rate.
     Multiemployer Plan means a multiemployer plan (as defined in ERISA) to which Tenant, or any Commonly Controlled Entity, as appropriate, has or had an obligation to contribute.
     Net Award has the meaning given to such term in Paragraph 14.
     Net Proceeds has the meaning given to such term in Paragraph 15.
     Operative Documents means this Lease, the Bond Documents and the Credit Facility Agreements, the Credit Facility Documents, the Collateral Pledge Agreement, the Letters of Credit, the Letter of Credit Agreements, the Letter of Credit Documents, the Hedge Documents, if applicable, and the Deed of Trust.
     Paying Agent has the meaning given to such term in the Indenture.
     Permitted Equipment Lien means any encumbrance or other lien upon, or security interest in, or any equipment lease of, any Tenant’s Equipment, or interest therein, provided that the acquisition to which any such encumbrance, lien, security interest or lease relates shall not result in a default under any other provisions of this Lease.
     Permitted Use means the Permitted Use as defined in Paragraph 5.
     Person means any natural person, firm, association, corporation, company, trust, partnership, public body or other entity.
     Plan means any pension, profit sharing, savings, stock bonus or other deferred compensation plan which is intended to qualify under Code §401 and is subject to the requirements of ERISA, together with any related trusts.
     Prohibited Transaction means a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code.
     Rating Agency means any rating agency which at any time or from time to times provides or furnishes a rating with respect to the Bonds.
     Registrar has the meaning given to such term in the Indenture.

     Remarketing Agent has the meaning given to such term in the Indenture.
     Remarketing Agreement means the “Placement and Remarketing Agreement” as such term is defined in the Indenture.
     Rent Commencement Date means the Rent Commencement Date as defined in Paragraph 7(a).
     Reportable Event means a “reportable event” as defined by Title IV of ERISA.
     Restrictive Covenants means the covenants and restrictions set forth in (a) the Declaration of Covenants, Easements and Restrictions (Protective Covenants) made the 24th day of September, 1997, by The Johns Hopkins University, and recorded among the Land Records of Montgomery County, Maryland, in Liber 15181 at folio 074, and (b) The Johns Hopkins University Belward Research Campus Declaration of Covenants, Conditions, Easements and Restrictions made the 24th day of September, 1997, by The Johns Hopkins University, and recorded among the Land Records of Montgomery County, Maryland, in Liber 15181 at folio 084.
     Series A Bonds means the $4,375,000 Taxable Variable Rate Demand/Fixed Rate Revenue Bonds (Human Genome Sciences, Inc. Facility), Series 1999A, previously issued by the Landlord to finance a portion of the costs of the acquisition, construction and equipping of the Leased Premises.
     Series A Bonds Letter of Credit means that certain Letter of Credit issued by the Bank (or its predecessor, Allfirst Bank) in the original stated amount of $4,446,918 for the account of Landlord as security for the Series A Bonds, as the same may from time to time be modified, amended, supplemented, renewed or replaced.
     Series A Bonds Letter of Credit Agreement means that certain Amended and Restated Letter of Credit Agreement between the Bank and Landlord dated as of December 1, 2009, as the same may from time to time be modified, amended, supplemented, renewed or replaced.
     Series B Bonds means the $13,125,000 Taxable Variable Rate Demand/Fixed Rate Revenue Bonds (Human Genome Sciences, Inc. Facility), Series 1999B, previously issued by the Landlord to finance a portion of the costs of the acquisition, construction and equipping of the Leased Premises.
     Series B Bonds Letter of Credit means that certain Letter of Credit issued by the Bank in the original stated amount of $11,353,617 for the account of Landlord as security for the Series B Bonds, as the same may from time to time be modified, amended, supplemented, renewed or replaced.
     Series B Bonds Letter of Credit Agreement means that certain Letter of Credit Agreement between the Bank and Landlord dated as of December 1, 2009, as the same may from time to time be modified, amended, supplemented, renewed or replaced.

     State means the State of Maryland, acting through the Maryland Department of Business and Economic Development and any other department or agency of the State of Maryland which makes any of the State Loans to Landlord.
     State Loans means, collectively, the following loans made by the State to Landlord for the purpose of financing a portion of the costs of the acquisition and construction of the 1997 Leased Premises:
(a)	Loan in the principal amount of $2,000,000, from the Maryland Department of Business and Economic Development under the Maryland Industrial Land Act;

(b)	Loan in the principal amount of $3,000,000, made by the Maryland Department of Business and Economic Development from the Maryland Industrial and Commercial Redevelopment Fund; and

(c)	Loan in the principal amount of $2,000,000, made by the Maryland Department of Business and Economic Development from the Maryland Economic Development Opportunities Program Fund.
     State Loan Assignment means the Assignment, Subordination and Non-Disturbance Agreement by and among Landlord, the Tenant and the State, dated December 31, 1997, together with all amendments thereto and modifications thereof.
     State Loan Beneficiary means the Beneficiary as such term is defined in the State Loan Deed of Trust.
     State Loan Deed of Trust means the Second Deed of Trust dated December 1, 1997, encumbering the 1997 Leased Premises, from Landlord to certain individual trustees for the benefit of the State Loan Beneficiary, together with all amendments thereto and modifications thereof.
     State Loan Documents means, collectively, any and all documents executed and delivered by Landlord as evidence of, as security for, or in connection with, the State Loans, including (without limitation) the State Loan Deed of Trust and the State Loan Assignment.
     Subsidiary or Subsidiaries means, with respect to any Person (including Tenant), any present or future Person at least a majority of whose outstanding Voting Stock shall at the time be owned by such Person (including Tenant) or by one or more Subsidiaries of such Person, or by such Person (including Tenant) and one or more Subsidiaries of such Person (including Tenant).
     Tenant Collateral means all of Tenant’s right, title and interest in and to (i) the Leased Premises, (ii) contracts, contract rights and general intangibles relating to the maintenance of the Improvements and/or to the Subject Leases (as hereinafter defined) and (iii) proceeds of any of the foregoing.
     Tenant’s Equipment means that certain equipment described on Exhibit C attached hereto (as such Exhibit C may from time to time be updated by the Tenant to include equipment to be used for the Permitted Use), together with all replacements thereof. It is anticipated that some or all of Tenant’s Equipment will be leased by Tenant.
     Term means the Term as defined in Paragraph 6.
     Trustee means Manufacturers and Traders Trust Company, successor in interest to Allfirst Trust Company, National Association, its successors and assigns.
     Voting Stock means the shares of any class of capital stock of a Person having ordinary voting power to elect the directors, managers or trustees thereof (irrespective of whether or not at the time stock of any class or classes of such Person shall have or might have voting power by reason of the happening of any contingencies).
     1997 Bond Beneficiary means, collectively, the Bank and any other Credit Facility Provider (as defined in the 1997 Lease), as Beneficiary under the 1997 Bond Deed of Trust.
     1997 Bond Deed of Trust means the Deed of Trust dated as of December 1, 1997, encumbering the 1997 Leased Premises, from Landlord to certain individual trustees for the benefit of the 1997 Bond Beneficiary, together with all amendments thereto and modifications thereof.
     1997 Deeds of Trust means, collectively, the 1997 Bond Deed of Trust and the State Loan Deed of Trust.
     1997 Lease means the Lease Agreement dated as of December 1, 1997, between Landlord and Tenant, together with all amendments thereto and modifications thereof
     1997 Leased Premises means the Land, the Improvements and the Building Equipment (as defined in the 1997 Lease).
     3. Title.
          (a) The Leased Premises are demised and let subject to (i) the Deed of Trust and the 1997 Deeds of Trust and any Encumbrances executed in connection therewith and all of the terms and provisions thereof, including but not limited to the provisions governing disbursement of insurance proceeds and condemnation awards, (ii) the existing state of the title of the Land as of the date hereof and any other exceptions or encumbrances of record as of the date hereof and any other restrictions, exceptions and Encumbrances entered into subsequent to the date hereof with Tenant’s knowledge and written consent, which consent shall not be unreasonably withheld or delayed provided Tenant’s rights hereunder are not adversely affected in a material manner (including Tenant’s option to purchase the Leased Premises, together with the Land and the Improvements pursuant to the 1997 Lease, as hereinafter provided), (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, and (iv) the condition of the Leased Premises, as of the Rent Commencement Date, without representation or warranty by Landlord, and without liability or obligation of Landlord for patent or latent defects.

          (b) Tenant has made its own investigation as to the existing state of the title of the Land and has made arrangements for its own survey.
     4. [Intentionally Omitted]
     5. Use of Leased Premises.
          Tenant shall occupy and use the Leased Premises only as a biological research, product development and manufacturing and related administrative use facility (the “Permitted Use”), or for such other lawful purpose as may be approved by Landlord, the Credit Facility Provider and the State in their sole discretion (except that Landlord, the Credit Facility Provider and the State will not unreasonably withhold consent to additional uses which are related to the Permitted Use), subject, in addition, to the terms and provisions of any covenants, easements, conditions or restrictions of record now or hereafter recorded with the written consent of Tenant, including but not limited to the Deed of Trust and the 1997 Deeds of Trust and the Restrictive Covenants, and for no other purpose. Tenant shall not abandon the Leased Premises. Tenant shall not permit any unlawful occupation, business or trade to be conducted on any of the Leased Premises or any use to be made thereof contrary to applicable Legal Requirements. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) make void or voidable any insurance then in force with respect to any of the Leased Premises, (ii) make it difficult or impossible to obtain fire or other insurance which Tenant is required to furnish hereunder, (iii) cause structural injury to any of the Improvements or the Additional Improvements, or (iv) constitute a public or private nuisance or waste.
     6. Term; Purchase Option.
          (a) Subject to the terms, covenants, agreements and conditions contained herein, Tenant shall have and hold the Leased Premises for a term (the “Term”) commencing on December 1, 2009 and ending at midnight on January 1, 2019.
          Landlord shall have the right during the last twelve months of the Term of this Lease to (i) advertise the availability of the Leased Premises for sale or for reletting and to erect upon the Leased Premises signs indicating such availability (provided that such signs do not unreasonably interfere with the use of the Leased Premises by Tenant), and (ii) show the Leased Premises to prospective purchasers or tenants at such reasonable times and on reasonable prior notice during normal business hours as Landlord may select, subject to Tenant’s customary access restrictions.
          (b) Provided that, at the time of exercise of the following purchase option and at the time of closing of the purchase of the Leased Premises pursuant to such option, (i) no Event of Default or event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default which would entitle Landlord to terminate this Lease or the 1997 Lease or evict Tenant from possession of the Leased Premises or of the Land or the Improvements, shall exist, (ii) all payments of Basic Rent and Additional Rent under this Lease and all payments of Basic Rent (as defined in the 1997 Lease) and Additional Rent (as defined in the 1997 Lease) under the 1997 Lease shall have been paid through the date of the exercise of such purchase option, and (iii) this Lease and the 1997 Lease shall be in full force and effect (unless this Lease or the 1997 Lease is not in full force and effect due to Landlord’s default), then Tenant shall have the right and option, by giving notice as set forth below, to acquire the Leased Premises from Landlord as provided below. Tenant may not exercise such purchase option unless it simultaneously exercises its option to purchase the Leased Premises (as defined in the 1997 Lease) under the 1997 Lease, and Tenant may not exercise its option to purchase the Leased Premises (as defined in the 1997 Lease) under the 1997 Lease unless it simultaneously exercises the purchase option described in this subparagraph 6(b). Tenant may not exercise such purchase option during any period in which the Bonds are not subject to redemption pursuant to Section 3.1(c) or Section 3.1(e) of the Indenture, unless the Bonds are to remain outstanding after the closing of such purchase option.
          Tenant may exercise such purchase option by written notice to Landlord, with a copy of such written notice to the Credit Facility Provider; provided that, in the event that Landlord is in default under the provisions of the Bond Documents or the Credit Facility Documents and such default is not the result of an Event of Default under this Lease, Tenant may also exercise such purchase option prior to such date by written notice to Landlord, with a copy of such written notice to the Credit Facility Provider. If Tenant exercises such purchase option by giving such written notice, and (i) the Bonds have been previously redeemed, the closing of such purchase option shall occur no later than the 90th day following such notice (or the next business day if such 90th day is not a business day), or (ii) the Bonds then bear interest at a variable rate, the closing of such purchase option shall occur no later than the 180th day following such notice (or the next business day if the 180th day is not a business day), or (iii) the Bonds then bear interest at a fixed rate, the closing of such purchase option shall occur no later than the later of (A) the first day on which the Bonds may be redeemed pursuant to Section 3.1(e) of the Indenture, and (B) the 180th day following such notice (or the next business day if the 180th day is not a business day), PROVIDED THAT, in the case of (ii) or (iii) above, unless the Bonds are to remain outstanding after the closing of such purchase option, the closing of such purchase option shall not take place unless all Bonds shall have been redeemed on or before the date of the closing of such purchase option.
          Not later than 50 days prior to the date of the closing of such purchase option, Tenant shall pay to Landlord, in immediately available funds, the sum of the following (the “Basic Purchase Price”), which sum shall be held, in trust, by Landlord and used by Landlord solely for the purposes hereinafter set forth:
          (A) the applicable option purchase price set forth on the Schedule of Option Purchase Prices attached hereto as Exhibit D and made a part hereof, plus
          (B) if Tenant exercises such purchase option during a period in which the Bonds bear interest at a fixed rate, an amount of money equal to any redemption premium payable upon redemption of the Bonds on the next optional redemption date as set forth in Section 3.1(e) of the Indenture, unless the Bonds are to remain outstanding after the closing of such purchase option.

Any portion of the Basic Purchase Price which is not paid to the Trustee, as provided below, will be held by Landlord, in trust, upon terms and conditions mutually acceptable to Landlord and Tenant, in an interest bearing account at a commercial bank mutually acceptable to Landlord and Tenant, pending the closing of such purchase option.
          Upon receipt by Landlord of the Basic Purchase Price, Landlord shall pay to the Trustee from the Basic Purchase Price, to be held in an irrevocable escrow for the redemption of the Bonds, in immediately available funds, an amount sufficient, when added to moneys then held by the Trustee and available for the redemption of Bonds, to redeem all of the Bonds in full on the next date on which the Bonds may be redeemed pursuant to Section 3.1(c) or 3.1(e) of the Indenture, unless the Bonds are to remain outstanding after the closing of such purchase option.
          In addition, at the closing of such purchase option, Tenant shall (1) pay or cause to be paid to Montgomery County, Maryland one-half of all transfer and recordation taxes required or necessary to be paid in connection with the transfer of the Leased Premises from Landlord to Tenant (it being the intent of the parties that, but for Landlord’s exemption from payment of transfer and recordation taxes, one-half of any such transfer and recordation taxes would be attributable to Landlord), and (2) pay to Landlord, in immediately available funds, the sum of the following:
          (A) all Basic Rent and Additional Rent through the date of the closing of such purchase option, plus
          (B) all actual third party costs and expenses (including reasonable attorneys fees and expenses) of the Credit Facility Provider and the State (excluding Landlord’s internal overhead) incurred in connection with such purchase, including (without limitation) any costs incurred by Landlord in connection with “unwinding” any Hedge, but deducting any benefits accruing to Landlord in connection with “unwinding” any Hedge, plus
          (C) all brokerage fees, if any, and other costs and expenses required or necessary to be paid in connection with the transfer of the Leased Premises from Landlord to Tenant.
          Notwithstanding the foregoing, in the event Montgomery County, Maryland or any other entity denies applicability of Landlord’s exemption from such transfer and recordation taxes and, accordingly, or for any other reason, requires payment of Landlord’s one-half of such transfer or recordation taxes, Tenant agrees to advance the full amount of such transfer and recordation taxes on behalf of Landlord, reserving the right on behalf of Tenant and Landlord to appeal such imposition, and in such case, Landlord agrees to cooperate with Tenant in any effort by Tenant to appeal the imposition of any such transfer and/or recordation taxes upon Landlord, provided such appeal is made at Tenant’s sole cost and expense. Any transfer and/or recordation taxes refunded to Landlord as a result of any such appeal shall be delivered by Landlord to Tenant.

          If, at the time Tenant exercises such purchase option, any of the Bonds shall have been redeemed or paid prior to maturity, the Basic Purchase Price shall be reduced by an amount equal to the total amount of Bonds so redeemed or paid.
          If, at the time Tenant exercises such purchase option, there shall be on deposit with the Trustee any moneys which are available for the redemption of the Bonds upon the closing of such purchase option, and the outstanding Bonds are to be redeemed upon the closing of such purchase option, the Basic Purchase Price shall be reduced by an amount equal to the amount of moneys so on deposit with the Trustee.
          Upon Tenant’s exercise of such purchase option, Tenant may advise Landlord that Tenant will purchase the Leased Premises pursuant to such purchase option, subject to the Bond Documents and the Credit Facility Documents, and that Tenant either will assume all of the obligations of Landlord under the Bond Documents and the Credit Facility Documents or, in the alternative, pay the portion of the Basic Purchase Price attributable to the outstanding Bonds by the delivery of a loan agreement, or similar document, evidencing Tenant’s agreement to pay Landlord amounts which are sufficient to enable Landlord to pay its monetary obligations under the Bond Documents and the Credit Facility Documents, in which event (i) the Basic Purchase Price will be reduced by the principal amount of the Bonds which would have been redeemed upon the closing of such purchase option, (ii) at or prior to the closing of such purchase option, Tenant and Landlord will execute and deliver such documents, and take such actions, as Landlord and the Credit Facility Provider may require, in their sole discretion, to provide for the assumption by Tenant of Landlord’s obligations under the Bond Documents and the Credit Facility Documents, and (iii) the Bonds will not be redeemed but will remain outstanding after the closing of such purchase option.
          At the closing of such purchase option, Landlord shall pay, from the moneys paid to Landlord by Tenant as set forth above, (1) to the Trustee, the Paying Agent, the Registrar, the Remarketing Agent, the Rating Agency, the Credit Facility Provider and any Hedge Counterparty, all accrued fees, costs and expenses then payable to the Trustee, the Paying Agent, the Registrar, the Remarketing Agent, the Rating Agency, the Credit Facility Provider and any Hedge Counterparty, (2) to the Credit Facility Provider, all actual third party costs and expenses (including reasonable attorneys’ fees and expenses) incurred by them in connection with such purchase of the Leased Premises by Tenant and, if applicable, in connection with the assumption by Tenant of the obligations of Landlord under the Bond Documents and the Credit Facility Documents.
          In consideration of the payment by Tenant to Landlord of the Basic Purchase Price and the other amounts of money set forth above, Landlord, by special warranty deed, will transfer its interest in the Leased Premises, as well as incidental personal property relating to the Leased Premises, to Tenant as of the date of the closing of such purchase option, free of all Encumbrances, other than (1) Encumbrances in existence on the date of this Lease, (2) Encumbrances assumed by Tenant, (3) Encumbrances approved by Tenant, and (4) the Bond Documents and the Credit Facility Documents in the event that in connection with the purchase of the Leased Premises by Tenant pursuant to such purchase option Tenant assumes all of Landlord’s obligations under the Bond Documents and the Credit Facility Documents; and Landlord will assign to Tenant all contracts and warranties (to the extent assignable) relating to the Leased Premises and/or incidental to any and all personal property relating to the Leased Premises.
          Notwithstanding any other provision of this Lease, Landlord will not accept the Basic Purchase Price and the other amounts of money set forth above, and will not close such purchase option, unless the amount of the Basic Purchase Price is sufficient to enable Landlord to redeem all of the Bonds at the then applicable redemption price, and to pay all of Landlord’s Bond Obligations and Landlord’s Credit Facility Obligations in connection therewith, unless, in connection with the purchase of the Leased Premises by Tenant pursuant to such purchase option, Tenant assumes all of the obligations of Landlord under the Bond Documents and the Credit Facility Documents, or, in the alternative, delivers a loan agreement, or similar document, in payment of a portion of the Basic Purchase Price as set forth above.
          Concurrently with the closing of such purchase option, Landlord shall cause the Deed of Trust (if not previously satisfied) to be released upon the payment by Landlord to the Trustee of the amounts set forth above, unless Tenant shall have assumed all of the obligations of Landlord under the Bond Documents and the Credit Facility Documents as set forth above, in which event the Deed of Trust will not be so released.
          Upon the closing of such purchase option and the payment of all amounts set forth above, Tenant shall be released of all of its obligations under this Lease; provided, however that any and all obligations and liabilities of Tenant under this Lease that survive the Term of this Lease (such as indemnification obligations) shall survive the closing of such purchase option.
          (c) In the event Tenant exercises its option to purchase the Leased Premises from Landlord as set forth above, but fails to close as and when required as set forth above, such failure shall constitute an Event of Default under this Lease.
     7. Rent.
          (a) As used herein, the term “Rent Commencement Date” means December 1, 2009.
          (b) Tenant covenants to pay to Landlord, on the first day of each and every calendar month, beginning on the Rent Commencement Date, basic rent in the amount of $80,000 per month, subject to adjustment as set forth in subparagraph (c) below (such basic rent, as so adjusted from time to time, is hereinafter referred to as “Basic Rent”). Basic Rent shall be payable to Landlord by separate check or wire transfer at Landlord’s payment addresses set forth in Exhibit E attached hereto and made a part hereof or at such other place or bank account within the continental United States or to such other Person as Landlord from time to time may designate to Tenant in writing, in lawful money of the United States of America.
          (c) Landlord and Tenant acknowledge and agree that the Basic Rent has been determined based upon a number of factors, which include the amount of debt service payable by Landlord with respect to the Bonds and the State Loans and other costs which may fluctuate from time to time. Basic Rent shall be adjusted from time to time by Landlord and Tenant to reflect, among other things, (i) any redemption of the Bonds prior to maturity, and (ii) the expiration of any Hedge or any default by any Hedge Counterparty in the performance of its obligations under any Hedge Documents. Accordingly, within thirty (30) days of each calendar quarter-end, Landlord shall provide Tenant with a reconciliation of the amounts and costs incurred by Landlord which have been paid by Landlord from Basic Rent received from Tenant, together with a projection of funds needed by Landlord over the ensuing twelve (12) months to pay timely such costs and amounts which have customarily been paid by Landlord from Basic Rent payments; and effective with the Basic Rent payment due sixty (60) days after the end of each quarter-end, Basic Rent shall be adjusted upward or downward as such projections warrant.
          (d) Tenant covenants to pay and discharge, as additional rent, the following (collectively, the “Additional Rent”):
          (i) the amount of any cost or expense required to be paid by Landlord with respect to or in connection with the acquisition, construction and financing of the Additional Improvements and the ownership of the Leased Premises and the leasing of the Leased Premises to Tenant, including (without limitation), consultants’ fees, accounting fees, legal fees and other expenses relating to any litigation involving the Leased Premises (except to the extent that Landlord is otherwise indemnified therefor pursuant to another provision of this Lease), costs of maintenance, upkeep and repair of the Leased Premises paid for by Landlord, costs of permits, charges by governmental authorities, and amounts paid pursuant to any declaration or covenants including the Restrictive Covenants, and all indemnification obligations of Landlord to any Person or Persons resulting from or growing out of such acquisition, construction, financing, ownership and leasing, and any sales taxes, plus
          (ii) all fees and amounts payable by Landlord to any Person or Persons in connection with the acquisition, construction and financing of the Additional Improvements, to the extent not otherwise payable pursuant to the 1997 Lease, including (without limitation) all credit facility fees, remarketing fees, common area maintenance fees or rents or other similar charges relating to the maintenance of the Leased Premises or any roads or other improvements related thereto, monthly deposits on account of Impositions and insurance premiums, in the event that Landlord is required to make such monthly deposits on account of Impositions and insurance premiums, and amounts representing increases in fees payable to the Rating Agency or to the Trustee or the Registrar or the Paying Agent pursuant to the Indenture or increases in the negotiation fees payable to the Credit Facility Provider, and amounts representing changes in costs resulting from any conversion of the interest rate payable on the Bonds from a variable rate to one or more fixed rates or from one or more fixed rates to one or more other fixed rates or to a variable rate, plus
          (iii) the amounts determined by Landlord to be sufficient to enable Landlord to make payments of all other monetary obligations of Landlord under the Bond Documents, the Credit Facility Documents, and any Hedge Documents.
Landlord, as promptly as practicable after obtaining knowledge that any Additional Rent will be payable under this Lease, will advise Tenant, by written notice, of the amount of any Additional Rent payable hereunder and the date on which any Additional Rent is due and payable by Tenant in order for Landlord to meet its obligations with respect to payments by Landlord to other

Persons. Additional Rent shall be paid to Landlord’s payment addresses set forth in Exhibit E attached hereto. In the event of any failure by Tenant to pay or discharge any Additional Rent, Landlord shall have all rights, powers and remedies provided herein or by Law in the case of non-payment of Basic Rent. Unless otherwise provided herein, all payments of Additional Rent shall be due on the date specified by Landlord in such written notice as the date on which such Additional Rent is due and payable.
          (e) In the event that any payment of Basic Rent or Additional Rent is not made within 15 days after the date on which the same is due and payable, any such payment in default and the entire unpaid balance of all amounts owing to Landlord shall bear interest, from the date on which the payment was due until such payment in default is paid in full, at the fluctuating rate which is at all times equal to the LIBOR Rate plus 3% per annum (the “Default Rate”). In addition, Tenant shall pay (i) a late charge equal to 2% of the payment in default as set forth above (except for any payment with respect to a Bond Purchase Principal Drawing, as defined in the Indenture) which is made more than 15 days after the date on which the same is due and payable, and (ii) all costs of collection, including attorneys’ fees, if collection of amounts due to Landlord is referred to an attorney after default by Tenant.
     8. Net Lease; Non-Terminability.
          (a) This Lease is a net lease, and Basic Rent, Additional Rent and all other sums payable by Tenant shall be paid without notice (except as specifically provided herein) or demand.
          (b) Except as expressly provided in this Lease, Tenant shall not be entitled to any set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent or Additional Rent or any other sums payable hereunder and the obligations of Tenant under this Lease shall not be affected, for any reason, including the following: (i) any damage to or the destruction of all or any part of the Leased Premises from whatever cause, (ii) the taking of the Leased Premises or any portion thereof or interest therein by condemnation, requisition or otherwise for any reason, (iii) the prohibition, limitation or restriction of Tenant’s use of all or any part of the Leased Premises, or any interference with such use, (iv) any title defect or encumbrance, or any eviction from the Leased Premises by paramount title or otherwise, (v) Tenant’s acquisition or ownership of any interest in all or any part of the Leased Premises otherwise than pursuant to an express provision of this Lease, (vi) any failure on the part of Landlord to observe any provision of this Lease, or any default by Landlord under any other agreement to which Landlord and Tenant may be parties, (vii) any claim which Tenant has or might have against Landlord, or (viii) any other cause whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding except by agreement by and among Landlord, Tenant, and the Credit Facility Provider. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that Basic Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue to and be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

          (c) Tenant agrees that it will remain obligated under this Lease in accordance with its terms, and that it will not take any action to terminate, rescind or avoid this Lease or abate the rent required hereby, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord or any assignee of Landlord in any such proceeding or/and (ii) any other action (including rejection) with respect to this Lease which may be taken by any trustee or receiver of Landlord or of any assignee of Landlord in any such proceeding or by any court in any such proceeding; and, in any such event, so long as Tenant pays and performs its obligations under this Lease and does not take any action to terminate, rescind or avoid this Lease or abate the rent required hereby, Tenant shall be entitled to the benefits of Tenant set forth in this Lease.
          (d) Except as otherwise provided in this Lease, Tenant waives all rights which may now or hereafter be conferred by law (i) to quit, terminate or surrender this Lease or (ii) to any abatement, suspension, deferment or reduction of Basic Rent, Additional Rent or any other sums payable under this Lease, except as expressly approved by the Credit Facility Provider or as otherwise expressly provided herein.
          (e) Subject to Paragraph 38(f), Tenant and Landlord agree that the Credit Facility Provider is and shall be a third-party beneficiary of this Lease and that, as such, the Credit Facility Provider shall have the right to pursue any right, remedy or performance to which Landlord shall be entitled pursuant hereto notwithstanding that but for the provisions of this subparagraph (e), the Credit Facility Provider may not have had the right to pursue any such right, remedy or performance.
     9. Payment of Impositions; Compliance with Law and Restrictive Covenants.
          (a) Subject to the provisions of Paragraph 18 relating to contests, Tenant shall pay all Impositions before any fine, penalty, interest or cost may be added for non-payment. Tenant agrees to furnish to Landlord, within 30 days after written demand therefor, proof of the payment of all Impositions payable by Tenant as provided in this Paragraph 9. In the event that any Imposition becomes due and payable during the Term and may be legally paid in installments, Tenant shall have the option to pay such Imposition in installments; and in such event, Tenant shall be liable only for those installments which become due and payable during the Term, with appropriate proration in the case of fractional years. Any Impositions which are attributable in part to the Term and in part to a period preceding or following the Term, as the case may be, shall be equitably apportioned between Landlord and Tenant. If Landlord is required pursuant to the Bond Documents or the Credit Facility Documents or the State Loan Documents to make monthly deposits on account of Impositions and insurance premiums, and Landlord informs Tenant in writing thereof specifying the amount of such deposits, Tenant shall pay such monthly deposits to Landlord, as Additional Rent hereunder as provided in Paragraph 7(d).
          (b) Tenant shall promptly comply with and conform to all Legal Requirements concerning the use, occupancy and conditions of the Leased Premises and all machinery, equipment, furnishings, fixtures and improvements therein. If any such Legal Requirement requires an occupancy or use permit, license, special exception, or other local, state or federal agency certification, then Tenant shall promptly obtain and keep current the same.

          (c) Tenant shall comply with all of the Restrictive Covenants.
     10. Liens; Recording and Title; Easements.
          (a) Tenant will not, directly or indirectly, create or permit to remain, and will promptly discharge, at its expense, any mortgage, lien, encumbrance or charge on, pledge of, or conditional sale or other title retention agreement with respect to, the Leased Premises or any part thereof or Tenant’s interest therein or Basic Rent, Additional Rent or other sums payable by Tenant under this Lease, other than Permitted Equipment Liens. The existence of any mechanic’s, laborer’s, materialman’s, supplier’s or vendor’s lien, or any right in respect thereof, shall not constitute a violation of this Paragraph 10 if payment is not yet due upon the contract or for the goods or services in respect of which any such lien has arisen so long as such payment is made or bonded off within 30 days after the later to occur of the completion of the work which gave rise to the imposition of said liens or the rendering of the invoice, statement or demand for such payment. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, expressed or implied, of any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or other furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Leased Premises or any part thereof.
          (b) At Tenant’s request and at Tenant’s sole cost and expense, Landlord and Tenant will execute and deliver a memorandum evidencing Tenant’s option to purchase set forth in Paragraph 6, and shall cause such memorandum to be recorded, filed or registered in such manner and in such places as may be required by any present or future Law in order to publish notices and protect the validity of such option to purchase.
          (c) Subject to the terms and conditions of Paragraph 30, Landlord shall have the right to encumber the Leased Premises, provided that any such encumbrance (except for the Deed of Trust and other Credit Facility Documents) shall be made expressly subject to Tenant’s rights under this Lease including the purchase option.
     11. Indemnification. Tenant shall pay, protect, indemnify and save harmless Landlord from and against any and all liabilities, losses, damages, costs, expenses (including all reasonable attorneys’ fees and expenses), penalties, causes of action, suits, claims, demands or judgments of any nature whatsoever arising from (i) any injury to, or the death of, any person or any damage to property on the Leased Premises or upon adjoining sidewalks, streets or ways, if caused by the negligence of Tenant or its agents or employees, or in any manner growing out of or connected with the use, failure of use, condition or occupancy of the Leased Premises or any part thereof or resulting from the condition thereof, (ii) any violation by Tenant of any covenant, agreement or condition of this Lease, and (iii) any violation by Tenant of the terms of any contract or agreement to which Tenant is a party and which affects the Leased Premises; provided, however, that if any such liability, loss, damage, penalty, cost or expense, cause of action, suit, claim, demand or judgment results from the negligence of Landlord, its agents or employees, or if any such act or omission is determined to be a failure by Landlord to observe any provision of this Lease (if observance is required of Landlord), the foregoing indemnity by Tenant shall apply with respect to Landlord only to the extent of the insurance coverage maintained (or required to be maintained, if greater) by Tenant pursuant to the provisions of

Paragraph 15 of this Lease. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant covenants, upon notice from Landlord, to resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord, and, at the expense of Tenant, Landlord will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant.
     Tenant also shall pay, protect, indemnify and save harmless Landlord for all amounts, liabilities, indemnities and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, as well as any payments or indemnification made or required to be made by Landlord under the Credit Facility Documents, the Bond Documents, the State Loan Documents or any Hedge Documents as a result of Tenant’s default hereunder, together with every fine, penalty, interest and cost which may be added for nonpayment or late payment thereof.
     The obligation of Tenant under this Paragraph 11 shall survive any termination of this Lease as to any right of indemnity which shall have accrued prior to such termination.
     12. Tenant’s Equipment; Building Equipment; Maintenance and Repair.
          (a) Tenant, at its expense, shall install all specialized machinery, apparatus and equipment which Tenant, in its sole and absolute discretion, deems necessary to permit the Leased Premises to be used for the Permitted Use including, without limitation, the Tenant’s Equipment described on Exhibit C attached hereto. All Tenant’s Equipment shall remain the property of the lessor thereof or the property of the Tenant, as applicable, notwithstanding its attachment to the Leased Premises. At the expiration of the Term, all of Tenant’s Equipment shall remain the property of the lessor thereof or the property of the Tenant (as applicable) and shall be removed by Tenant or such lessor in accordance with subparagraph (c) below.
          (b) Tenant, at its sole cost and expense, will keep and maintain the Leased Premises, including any altered, rebuilt, additional or substituted buildings, structures and parts of the Additional Improvements, in good repair and appearance, except for ordinary wear and tear, and will with reasonable promptness make all structural and nonstructural, foreseen and unforeseen, and ordinary and extraordinary changes and repairs of every kind and nature which may be required to be made upon or in connection with the Leased Premises, the Building Equipment, or any part thereof; in order to keep and maintain the Leased Premises and the Building Equipment in such good repair and appearance. All repairs, replacements and renewals shall be at least equal in quality to the original work and all replacements shall have a value and useful life at least equal to the value and remaining estimated useful life of the item being replaced, and be suitable for a use which is the same or similar to that of the item being replaced. Landlord shall not be required to maintain, repair or rebuild, or to make any Alteration to the Leased Premises, the Building Equipment, or Tenant’s Equipment, or any part thereof, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to maintain the Leased Premises, the Building Equipment, or Tenant’s Equipment, or any part thereof, in any way, and Tenant hereby expressly waives the right to make repairs at the expense of Landlord, notwithstanding the fact that such right may be provided for in any Law in effect at the time of the execution and delivery of this Lease or which may thereafter be enacted.

          (c) Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Leased Premises in good condition, reasonable wear and tear and damage by casualty excepted, with all Building Equipment in good working condition, and all Tenant’s Equipment removed. Any Tenant’s Equipment required to be removed but not removed by Tenant within 30 days after the expiration or earlier termination of this Lease shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without first giving notice thereof and without obligation to account therefor to either Tenant or any lessor of such Tenant’s Equipment. Tenant agrees to pay all costs and expenses incurred in removing, storing and disposing of Tenant’s Equipment required to be removed but not removed. Tenant shall repair (i.e., replace, restore or repair to a sightly and usable condition), at its expense, any damage to the Leased Premises caused by removal of Tenant’s Equipment, whether effected by Landlord, Tenant, or Tenant’s lessor or any of their agents or employees. Landlord shall not be responsible for any loss or damage to Tenant’s Equipment under any circumstances. The provisions of this subparagraph (c) are not applicable in the event that Tenant purchases the Leased Premises as provided in Paragraph 6.
          (d) Landlord shall, from time to time upon Tenant’s written request, execute appropriate documents for the benefit of Tenant’s lenders or equipment lessors confirming the provisions of this Paragraph 12 and containing such further undertakings of Landlord concerning the right of any such lender or lessor to enter the Leased Premises following termination of this Lease for the purpose of exercising its rights with respect to the collateral of such lender or lessor, including removing the same, provided such further undertakings are on commercially reasonable terms and conditions and require such lender or lessor to repair any damage to the Leased Premises caused by the removal of Tenant’s Equipment.
          (e) Notwithstanding anything herein to the contrary, Tenant shall not be required to replace any Building Equipment during the last 3 years of the Term, but Tenant, at Tenant’s expense, shall keep all Building Equipment in good working condition throughout the Term.
     13. Alterations.
          (a) So long as no Event of Default or event which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing, Tenant may, at its expense, make Alterations, subject to the advance written consent of Landlord and subject to the Deed of Trust and the 1997 Deeds of Trust provided that the consent of Landlord shall not be required for non-structural Alterations which do not involve the exterior of the building or changes in utilities, electrical, mechanical or other existing systems and which in each separate Alteration do not exceed $500,000 in cost. Landlord agrees not to withhold, delay or condition its consent provided that (i) all such Alterations, construction and installations shall be performed in a good and workmanlike manner; (ii) all such Alterations, construction and installations shall be expeditiously completed in compliance with all Legal Requirements; (iii) all work done in connection with any such Alterations, construction or installation shall comply with the requirements of any insurance policy required to be maintained by Tenant hereunder; (iv) Tenant shall promptly pay all costs and expenses of any such Alteration, construction or installation and shall discharge all liens filed against any of the Leased Premises arising, out of the same; (v) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration, construction or installation; (vi) all such Alterations, construction and installations (except as provided in subparagraph 13(c) below) shall be the property of Landlord and shall be subject to this Lease; (vii) the design of any Alterations visible from the exterior of the Leased Premises shall comply with the terms of the Restrictive Covenants (including obtaining any consents required thereunder); (viii) the contractor performing such alterations shall be reputable, licensed and insured and shall, if required by Landlord, be required to obtain performance and payment bonds; and (ix) Landlord shall incur no expense or cost whatsoever in connection with such Alterations, including without limitation, costs for reviewing and approving plans, additional common area maintenance fees, tap fees or other utility fees, and costs incurred by Landlord in obtaining the approval of the Credit Facility Provider and the State. Landlord may require, as a condition to its consent to any Alterations, reasonable appropriate payments, assurances and undertakings from Tenant to ensure that all such conditions are satisfied. Notwithstanding the foregoing, it shall not be unreasonable for Landlord to withhold its consent, or to condition its consent, if either of the Beneficiaries withholds its consent to any of the foregoing, or requires that certain conditions or requirements be satisfied or observed.
          (b) In the event that any Alterations shall encroach upon any property, street or right-of-way adjoining or adjacent to the Leased Premises, or shall violate the agreements or conditions contained in any restrictive covenant affecting the Leased Premises or any part thereof, or shall hinder or obstruct any easement or right-of-way to which the Leased Premises are subject or shall impair the rights of others under any such easement or right-of-way, then promptly after written request of Landlord or of any Person affected by any such encroachment, violation, hindrance, obstruction or impairment, Tenant shall, at its expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (ii) take such other action as shall be necessary to remove such encroachments, hindrances or obstructions and to end such violations or impairments.
          (c) All Tenant improvements that can be removed without damage to the structural integrity of the Leased Premises or the normal functions of the Leased Premises or that are not necessary for the normal use of a building as a tenantable shell building, and which were not financed with the proceeds of the Bonds or the State Loans, shall, on termination of this Lease, become the property of the Tenant.
     14. Condemnation.
          (a) Tenant, immediately upon obtaining knowledge of the institution of any proceeding for any condemnation of the Leased Premises or the Land or the Improvements, shall notify Landlord thereof and Landlord shall be entitled to participate with Tenant in any condemnation proceeding at Tenant’s expense. Tenant hereby irrevocably assigns to Landlord any condemnation award or condemnation payment to which Tenant may be or become entitled (except as set forth in subparagraph (b) below) by reason of any taking of the Leased Premises or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition of the use or occupancy of the Leased Premises, or the Land or the Improvements or any part thereof, by any governmental authority, civil or military, whether the same shall be paid or payable in respect of Tenant’s leasehold interest hereunder or otherwise. The proceeds of the condemnation award shall be made available for restoration if permitted by the Deed of Trust and the 1997 Deeds of Trust and if this Lease is not terminated. As used herein, the term “Net Award” means any condemnation award received by Landlord, less Landlord’s expenses and Tenant’s expenses, if any, in collecting same.
          (b) The foregoing notwithstanding, nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, Tenant’s Equipment, and other tangible property, moving expenses, loss of business and the like, if available, to the extent Tenant shall have a right to make a separate claim therefor against the appropriate governmental authority, but in no event shall any such separate claim be based upon the value of Tenant’s leasehold interest in the Leased Premises or result in a reduction of the award or payment which would have been payable to Landlord absent such separate claim by Tenant.
          (c) If there shall be taken by condemnation or other eminent domain proceedings pursuant to any Law, general or special, (i) the entire Leased Premises or (ii) any substantial portion of the Leased Premises which is sufficient to render the remaining portion thereof, in the reasonable judgment of Landlord or Tenant, unsuitable for restoration for the continued use and occupancy of Tenant’s business, or (iii) if the Credit Facility Provider or the State shall retain any Net Award pursuant to the Deed of Trust and the 1997 Deeds of Trust (it being recognized that as a result thereof, either of the Beneficiaries may refuse to allow the award to be disbursed for restoration under certain circumstances, as provided in the Deed of Trust and the 1997 Deeds of Trust), then Landlord and Tenant may each, not later than 90 days after any such taking, give notice to the other of its intention to terminate this Lease on any Basic Rent Payment Date specified in such notice, which date shall not be prior to the date of the vesting of title to the Leased Premises or portion thereof in the condemning authority. In the event Landlord elects to terminate this Lease in the case of (ii) or (iii) above, if Tenant elects to provide funds which, together with the Net Award, are sufficient to restore the Leased Premises and pay Basic Rent and Additional Rent during such restoration and provides evidence satisfactory to Landlord, the State and the Credit Facility Provider (in the Credit Facility Provider’s and the State’s sole and absolute subjective judgment) of its ability to do so within 30 days of Landlord’s election, Landlord’s election to terminate shall be rescinded, this Lease shall continue in full force and effect pursuant to subsection (d) below, and restoration of the Leased Premises shall proceed in accordance with Paragraph 16(b). In the event either Landlord or Tenant elects to terminate this Lease under the provisions of this Paragraph 14(c), Landlord shall be entitled to recover from Tenant, and Tenant will pay to Landlord, on or prior to the effective date of termination, an amount equal to the Basic Rent, Additional Rent and other sums which are then due and payable to the effective date of termination; provided that in the event of such termination, Tenant may exercise its purchase option under Paragraph 6(b) within 20 days after notice of termination.
          (d) If a portion of the Leased Premises shall be taken in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, which does not result in a termination of this Lease, then this Lease shall continue in full force and effect, and there shall be no abatement or reduction of rent payable hereunder, except to the extent that any portion of the Net Award is used to redeem Bonds or to prepay the State Loans prior to maturity. Unless Tenant immediately elects to exercise its purchase option under Paragraph 6 above, subject to the provisions of the Deed of Trust and the 1997 Deeds of Trust, the Net Award of

such condemnation shall be paid to Landlord and, promptly after such condemnation and payment to Landlord of the Net Award, Landlord shall make the Net Award available to Tenant for restoration, in accordance with Paragraph 16.
          (e) For the purposes of this Lease, all amounts payable pursuant to any agreement with any condemning authority which has been made in settlement of or under threat of any condemnation or other eminent domain proceeding affecting the Leased Premises shall be deemed to constitute an award made in such proceeding.
          (f) The terms and provisions of this Paragraph 14 are subject to the terms and provisions of the Deed of Trust, the 1997 Deeds of Trust, the 1997 Lease and the State Loan Documents.
     15. Insurance.
          (a) Tenant will maintain at its expense (i) such fire, casualty, extended coverage and all risk insurance on the Improvements, the Additional Improvements, the Building Equipment (as defined in the 1997 Lease) and Building Equipment as is required to be maintained by Landlord, as Grantor under the Deed of Trust and the 1997 Deeds of Trust, provided that the amount of any casualty insurance shall be in no event less than the actual replacement value of the Additional Improvements and Building Equipment, less footings, foundations and other non-insurable portions, (ii) commercial general public liability insurance with a single limit of not less than $10,000,000, including contractual liability coverage insuring the obligations assumed by Tenant under this Lease, premises and operations coverage, broad form property damage coverage and independent contractors coverage, (iii) worker’s compensation insurance as required by Law, (iv) business interruption insurance in the amount of $6,000,000, and (v) employer’s liability insurance in an amount not less than $2,000,000 for each accident, $2,000,000 disease-policy limit and $2,000,000 disease-each employee.
          (b) The insurance referred to in Paragraph 15(a) shall be written by companies of recognized financial standing which are authorized to conduct an insurance business in the State of Maryland and which are reasonably acceptable to Landlord, the Credit Facility Provider and the State. All commercial public liability insurance shall name as the insured parties thereunder Landlord, Tenant, the State and the Credit Facility Provider, as their interests may appear. Landlord shall not be required to prosecute any claim against, or to contest any settlement proposed by, any insurer, provided that Tenant may, at its expense, prosecute any such claim or contest any such settlement. In such event, Tenant may bring such prosecution or contest in the name of Landlord, Tenant, or both, and Landlord will join therein at Tenant’s written request upon the receipt by Landlord of a satisfactory indemnity from Tenant against all costs, liabilities and expenses in connection with such prosecution or contest.
          (c) So long as no Event of Default exists hereunder, insurance claims by reason of damage to or destruction of any portion of the Leased Premises shall be adjusted by Tenant, but Landlord, the State and the Credit Facility Provider shall have the right to join with Tenant in adjusting any such loss. In furtherance of Tenant’s right to adjust, collect and compromise, in its discretion, all claims under any of the insurance policies required by this

Paragraph 15, Tenant is authorized to execute and deliver all necessary proofs of loss, receipts, vouchers and releases required by the insurers.
          (d) Every fire, casualty, extended coverage or all risk insurance policy required above (other than on Tenant’s Equipment) shall contain a non-contributory mortgagee endorsement in favor of Landlord, the Credit Facility Provider and the State. Every policy which Tenant is obligated to carry under the terms of Paragraph 15(a) shall contain an agreement by the insurer that it will not cancel such policy except after 30 days’ prior written notice to Landlord, the Credit Facility Provider and the State, and that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Landlord or Tenant which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding any foreclosure or other action or proceeding taken by either of the Beneficiaries pursuant to any provision of the Deed of Trust or the 1997 Deeds of Trust upon the happening of an Event of Default, as defined therein, or any change in title or ownership of the Leased Premises.
          (e) Any and all insurance which Tenant is obligated to carry pursuant to Paragraph 15(a) may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant and may be effected by a combination of basic and excess or umbrella policies, provided, that such “blanket” policy or policies otherwise comply with the provisions of this Paragraph 15. The amount of total insurance allocated to the Leased Premises, which amount shall not be less than the amounts required pursuant to this Paragraph 15, shall be specified either (i) in each such “blanket” policy or (ii) in a written statement, which Tenant shall deliver to Landlord from the insurer thereunder.
          (f) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy and (ii) all requirements of the insurers thereunder, applicable to Landlord, the Credit Facility Provider, the State, Tenant or the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of the Leased Premises, even if such compliance necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises. Tenant shall not use the Leased Premises in any manner which would permit the insurer to cancel any insurance policy unless Tenant obtains, prior to such cancellation, substitute insurance in accordance with the provisions of this Paragraph 15 which permits such use of the Leased Premises.
          (g) Any loss under any policy of casualty insurance required to be carried by Landlord or Tenant hereunder (other than on Tenant’s Equipment) shall be made payable to the Credit Facility Provider or, if references to the Credit Facility Provider shall be ineffective as provided in Paragraph 38(f), to the State as long as the State Loans are outstanding, and then to such other party as the Landlord may designate (in any such case, the “Insurance and Award Trustee”) and each casualty insurer shall be authorized and directed to make payment under said policies directly to the Insurance and Award Trustee for disbursement in accordance with the provisions of first, the Deed of Trust, second, the 1997 Deeds of Trust (in the order of priority set forth in the 1997 Lease), and third, this Lease. As used herein, the term “Net Proceeds” means any casualty insurance proceeds received by Landlord, less Landlord’s expenses and Tenant’s expenses, if any, in collecting same. The term “Net Proceeds” shall not include proceeds of insurance on Tenant’s Equipment, which proceeds shall be paid directly to Tenant or the lessor of such Tenant’s Equipment.

          (h) Tenant shall not carry separate insurance concurrent in form or continuing in the event of loss with that required in this Paragraph 15 unless (i) Landlord, the State and the Credit Facility Provider are included therein as named insureds, with lender’s loss payable endorsements as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 15. Tenant shall immediately notify Landlord, the State and the Credit Facility Provider of such separate insurance and shall deliver to Landlord, the State and the Credit Facility Provider duplicate original policies therefor. Notwithstanding the foregoing, Tenant may maintain insurance to compensate Tenant for loss of use of the Additional Improvements.
          (i) The terms and provisions of this Paragraph 15 are subject to the terms and provisions of the Deed of Trust, the 1997 Deeds of Trust, the 1997 Lease and the State Loan Documents.
     16. Casualty and Restoration.
          (a) In the event of any casualty resulting in damage to the Leased Premises, including any casualty which renders the entire Leased Premises or a substantial portion thereof unsuitable for continued use, this Lease shall continue in full force and effect and there shall be no abatement or reduction of rent payable hereunder.
          (b) Until such time as the Deed of Trust and the 1997 Deeds of Trust shall have been released and discharged, any Net Proceeds and any Net Award shall be applied either to the restoration or replacement of the property that was lost or to the redemption of Bonds and payment of the State Loans, as provided in the Deed of Trust and the 1997 Deeds of Trust.
          (c) Unless there shall have occurred and be continuing an Event of Default hereunder pursuant to which Landlord is taking action to take possession of the Leased Premises or to terminate this Lease, or the Net Proceeds or the Net Award are to be used as directed by the Beneficiary as provided in the Deed of Trust or either of the Beneficiaries as provided in the 1997 Deeds of Trust, Landlord shall cause the Net Proceeds or Net Award to be held by the Insurance and Award Trustee in a restoration fund which shall be disbursed as follows:
          (i) If the estimated cost of restoration is less than $100,000, and if prior to commencement of restoration, no Event of Default or event which would constitute an Event of Default pursuant to which Landlord is taking action to take possession of the Leased Premises or to terminate this Lease shall exist and no mechanics’ or materialmen’s liens shall have been filed and remain undischarged, and if the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord (which approval shall not be unreasonably withheld or delayed), and Landlord shall be provided with reasonable assurance against mechanics’ liens, accrued or incurred, as Landlord may reasonably require, and acceptable performance and payment bonds reasonably acceptable to Landlord in an amount and form having a surety reasonably acceptable to Landlord, and naming Landlord, the Credit Facility Provider and the State each as additional obligees; then such proceeds shall be payable to Landlord and made available to Tenant for application to pay the costs of restoration incurred by Tenant and Tenant shall promptly complete such restoration.

          (ii) If the estimated cost of restoration is equal to or exceeds $100,000, and if the conditions set forth in subparagraph (i) above shall have been satisfied, and if Tenant provides evidence satisfactory to Landlord, the Credit Facility Provider and the State that sufficient funds are available to restore the Leased Premises, disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the date covered by the last disbursement, upon receipt of (A) satisfactory evidence, including architect’s certificates, of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements, (D) a satisfactory bring-to-date of title insurance, and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics’ lien claims.
          (iii) Each request for disbursement shall be accompanied by a certificate of Tenant, signed by the President or any Vice President of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work; the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been completed and complies with the applicable requirements of this Lease.
          (iv) Landlord may retain 10% of each requisition against the restoration fund until the restoration is fully completed subject to reduction of the retained amount upon approval by the Credit Facility Provider in accordance with local custom;
          (v) The restoration fund shall be invested in an interest bearing account of the Insurance and Award Trustee;
          (vi) At all times the undisbursed balance of the restoration fund shall be not less than the cost of completing the restoration work free and clear of all liens; and
          (vii) Landlord may impose other reasonable conditions provided the same are consistent with those imposed upon such disbursements by the Beneficiary under the Deed of Trust or either of the Beneficiaries under the 1997 Deeds of Trust. In addition, prior to commencement of restoration and at any time during restoration, if the estimated cost of restoration, as determined by the evaluation of an independent engineer acceptable to Landlord, exceeds the amount of the Net Proceeds or the Net Award available for such restoration, Tenant will provide evidence satisfactory to Landlord that the amount of such excess will be available to restore the Leased Premises. Any sum which remains in the restoration fund upon completion of restoration shall be refunded to Tenant up to the amount of Tenant’s deposits pursuant to the immediately preceding sentence. If no such refund is required or any sum remains in the restoration fund after such refund, such sum remaining in the restoration fund (including the residue of any Net Award in a condemnation remaining after restoration) upon completion of restoration shall be applied (x) during any period in which either of the Credit Facilities is in effect, to the Landlord’s reimbursement obligations to the Credit Facility Provider to the extent of any drawings honored by the Credit Facility Provider to pay the redemption price of Bonds redeemed in accordance with Section 3.1(b) of the Indenture or to pay the purchase price of Bonds purchased pursuant to Section 4.4 of the Indenture or (y) during any period in which any Bonds are outstanding, to the redemption of Bonds in accordance with Section 3.1(b) of the Indenture or to the purchase of Bonds as set forth in Section 4.4 of the Indenture. During any period in which any Bonds are outstanding, any sums remaining in an amount less than the minimum Authorized Denomination (as defined in the Indenture) shall be deposited in the Principal Account (as defined in the Indenture). If no Bonds are outstanding, and either of the Credit Facility Agreements is still in effect, such remaining sum shall be applied to the Landlord’s Credit Facility Obligations under the Credit Facility Documents. If no Bonds are outstanding and neither of the Credit Facility Agreements is in effect, such remaining sum shall be distributed to the State for repayment of the State Loans and then to Landlord and Tenant in proportion to the value of each party’s interest in the Leased Premises as determined by mutual agreement.
          (d) Tenant shall be solely responsible for the replacement and/or repair of any of Tenant’s Equipment damaged by casualty.
          (e) The terms and provisions of this Paragraph 16 are subject to the terms and provisions of the Deed of Trust, the 1997 Deeds of Trust, the 1997 Lease and the State Loan Documents.
     17. Assignment and Subletting.
          (a) Provided no Event of Default or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing, with prior notice to Landlord, Tenant may sublet all or any part of the Leased Premises to an Affiliate, or assign this Lease to an Affiliate, which Affiliate will use the Leased Premises for the Permitted Use. Provided no Event of Default or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing, with the consent of Landlord (which consent shall not be unreasonably withheld), Tenant may sublet all or any part of the Leased Premises to a Person which is not an Affiliate, or assign this Lease to a Person which is not a Affiliate, which Person will use the Leased Premises for the Permitted Use. Notwithstanding the foregoing, in any instance in which Landlord may not unreasonably withhold its consent, it shall not be unreasonable for Landlord to withhold its consent, or to condition its consent, if the Credit Facility Provider or the State withholds its consent to any assignment or subletting, or requires that certain conditions or requirements be satisfied or observed. Tenant shall give Landlord at least 30 days’ advance written notice of its intention to enter into any transaction governed by this Paragraph 17, together with such information as Landlord, the Credit Facility Provider or the State may reasonably request concerning the business and financial background of the proposed subtenant or assignee. Within 10 days after the execution and delivery of any assignment or sublease permitted pursuant to this Paragraph 17, Tenant shall deliver a conformed copy thereof to Landlord, and within 10 days after the execution and delivery of any permitted sublease, Tenant shall give notice to Landlord of the existence and term thereof, and of the name and address of the sublessee thereunder.

          (b) If Tenant assigns all its rights and interests under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder in a written instrument delivered to Landlord at the time of such assignment. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full effect as obligations of a principal and not as obligations of a guarantor or surety, to the same extent as though no assignment or subletting had been made. No assignment or sublease shall impose any obligations on Landlord beyond those of Landlord under this Lease or otherwise affect any of the rights of Landlord under this Lease. Any assignment or subletting, Landlord’s consent thereto, or Landlord’s collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting.
          (c) Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default. From and after the date, if any, that such Event of Default is cured, such rents shall again become payable to Tenant and the excess, if any, of the sublease rents collected by Landlord over the amount thereof applied toward Tenant’s obligations under this Lease shall be paid to Tenant.
          (d) All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant or assignee, and Tenant shall cause such Person to comply with such restrictions and obligations. Each sublease is subject to the condition that if the Term is terminated or Landlord succeeds to Tenant’s interest in the Leased Premises by voluntary surrender or otherwise, at Landlord’s option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.
     18. Permitted Contests. Notwithstanding any other provision of this Lease to the contrary, Tenant shall not be required to (i) pay any Imposition, or (ii) discharge or remove any lien, encumbrance or charge referred to in Paragraph 10 or 12, so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its liability therefor, by appropriate proceedings, provided that such contest shall operate at all times during the pendency thereof to prevent (i) the collection of, or other realization upon, the sums payable to satisfy any Imposition or lien, encumbrance or other charge so contested, (ii) the sale, forfeiture or loss of the Leased Premises, or any part thereof, or any interest therein or Basic Rent or any Additional Rent, or any portion thereof, (iii) any interference with the use or occupancy of the Leased Premises or any part thereof, (iv) any interference with the payment of Basic Rent or any Additional Rent, or any portion thereof, (v) the cancellation of any fire or other insurance policy, unless such policy is replaced prior to its cancellation by another policy complying with the provisions of this Lease, and (vi) the imposition of any civil or criminal liability upon Landlord. While any such proceedings are pending, Landlord shall not have the right to pay, remove or cause to be discharged the tax, assessment, levy, fee, rent or charge or lien, encumbrance or charge thereby being contested, provided that Landlord shall have the right to require Tenant to establish reasonable reserves for such liabilities being contested if the Landlord reasonably determines such reserves to be necessary. Tenant further agrees to give Landlord prompt notice of Tenant’s intention to contest any Imposition and that each such contest shall be promptly prosecuted to a final conclusion. Tenant will pay, and save Landlord harmless against, any and all losses, judgments, decrees and costs (including all reasonable attorneys’ fees and expenses) in connection with any such contest and will, promptly after the final settlement, compromise or determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interests, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.
     19. Default Provisions.
          (a) Any of the following occurrences or acts shall constitute an Event of Default under this Lease:
          (i) Tenant fails to pay, within 5 days after notice from Landlord or any of its assignees to Tenant, any installment of Basic Rent.
          (ii) Tenant fails to pay any payment of Additional Rent, or any other payment required to be paid by Tenant hereunder, including, without limitation, payment of Impositions and insurance premiums, and such failure continues for 30 days after written notice thereof shall have been given to Tenant by Landlord.
          (iii) Tenant fails to observe or perform any other provision hereof for 30 days (or such shorter period of time as Landlord may reasonably determine if such default endangers life or property) after Landlord shall have delivered to Tenant written notice (except in the case of an emergency) of such failure (provided that, in the case of any default referred to in this clause (iii) which does not endanger life or property and which cannot with diligence be cured within such 30 day period, if Tenant shall proceed promptly to cure the same and thereafter shall prosecute the curing of such default with diligence, then upon receipt by Landlord of a certificate from an authorized officer of Tenant stating the reason that such default cannot be cured within 30 days and stating that Tenant is proceeding with diligence to cure such default, the time within which such failure may be cured shall be extended for such additional period as may be necessary to complete the curing of the same with diligence.
          (iv) An Act of Bankruptcy occurs with respect to Tenant, or Tenant becomes generally unable to pay its debts as they become due; provided, however, if a proceeding with respect to an Act of Bankruptcy is filed or commenced against Tenant, the same shall not constitute an Event of Default if such proceeding is dismissed within 90 days from the date of such Act of Bankruptcy.
          (v) Default is made (A) with respect to any evidence of indebtedness of liability for borrowed money of Tenant to the Credit Facility Provider, or (B) with respect to any evidence of indebtedness or liability of Tenant to any other Person for borrowed money or pursuant to a lease obligation, if the effect of such default described in clause (A) or (B) above is to accelerate the maturity of such evidence of indebtedness or liability prior to its stated maturity (whether automatically, following an election by the holder or obligee thereof to accelerate, or otherwise) or any such indebtedness is not paid as and when due and payable; provided, however, that it shall not constitute an Event of Default if the outstanding principal balance of such indebtedness or liability of Tenant to any Person other than the Credit Facility Provider or the State is not in excess of $1,000,000 or Tenant certifies to the Credit Facility Provider and the State that it is contesting such default in good faith and by appropriate and diligent proceedings.
          (vi) Any amendment to this Lease shall have been made without the prior written consent of the Credit Facility Provider and the State, which consent shall not be unreasonably withheld, conditioned or delayed, and, except for material changes which would require the consent or approval of the State Board of Public Works or the State Legislative Policy Committee, which consent shall be deemed given by the Credit Facility Provider or the State if the Credit Facility Provider or the State does not object to any proposed amendment within 15 business days after the receipt thereof by the Credit Facility Provider or the State.
          (vii) Tenant abandons the Leased Premises.
          (viii) The interest of Tenant in the Leased Premises or any part thereof shall be assigned or subleased in violation of Paragraph 17, or shall be levied upon or attached in any proceeding involving a claim in excess of $1,000,000 and such proceeding is not vacated, discharged or bonded against to the reasonable satisfaction of Landlord, the Credit Facility Provider and the State within 30 days thereafter.
          (ix) Any representation or warranty made by Tenant or its representatives in this Lease or any of the Lease Documents executed and delivered by Tenant or any statement or representation made by Tenant or its representatives in any certificate, report or opinion (including legal opinions) financial statement or other instrument furnished in connection with this Lease or any of the Lease Documents executed and delivered by Tenant proves to have been incorrect, false or misleading in any material respect when made.
          (x) Any judgment against Tenant or any attachment or other levy against the property of Tenant with respect to a claim for an amount in excess of $1,000,000 remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days.
          (xi) Tenant fails to comply with any material requirement of any governmental authority having jurisdiction over the Leased Premises within the time required by such governmental authority; or any proceeding is commenced or action taken to enforce any remedy for a violation of any material requirement of a governmental authority or any restrictive covenant affecting the Leased Premises or any part thereof; provided, however, it shall not constitute an Event of Default if Tenant is contesting the validity or applicability of any such requirement or covenant, at its sole cost and expense, in good faith and by appropriate and diligent proceedings.
          (xii) If any material provision of this Lease at any time for any reason ceases to be valid and binding on Tenant, or is declared to be null and void, or the validity or enforceability thereof is contested by Tenant or any governmental agency or authority, or Tenant denies that it has any further liability or obligation under this Lease or any of the Lease Documents executed and delivered by Tenant.
          (xiii) Landlord, the Credit Facility Provider or the State, or any of their respective representatives are not permitted, at all reasonable times (after at least 48 hours prior written notice to Tenant, unless an Event of Default shall have occurred and be continuing in which event notice will not be required), to enter upon the Leased Premises, to inspect the Leased Premises and all materials, equipment, fixtures and other items used or to be used in the construction thereof, and to examine all detailed plans, shop drawings and specifications which relate to or the appurtenances thereto or to be used in the operation thereof, provided, however, any person conducting such inspection shall comply with Tenant’s safety and operating policies and procedures.
          (xiv) An Event of Default (as defined in the 1997 Lease) occurs under the 1997 Lease.
          (b) If an Event of Default shall have happened and be continuing, Landlord shall have the right at its election, then or at any time thereafter while such Event of Default shall continue, to give Tenant written notice of Landlord’s intention to terminate this Lease on a date specified in such notice (such termination being hereinafter referred to as a “Default Termination” and such notice being hereinafter referred to as a “Default Termination Notice”). Upon giving a Default Termination Notice, the Term and the estate hereby granted shall terminate on the date specified in the Default Termination Notice as fully and completely and with the same effect as if such date were the date hereinbefore fixed for the expiration of the Term, and all rights of Tenant hereunder shall terminate, but Tenant shall remain liable as hereinafter provided. Notwithstanding the foregoing, no Default Termination Notice shall be effective unless it is also executed by the Credit Facility Provider.
          (c) If an Event of Default shall have happened and be continuing, Landlord shall have the immediate right, whether or not the Term shall have been terminated pursuant to Paragraph 19(b), to re-enter and repossess the Leased Premises or any part thereof by force (if legally permitted in the State of Maryland), summary proceedings, ejectment or otherwise and the right (subject to the rights and interests of equipment lessors) to remove all Persons and property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. No such re-entry or taking of possession of the Leased Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a Default Termination Notice shall have been given to Tenant, or unless the termination of this Lease be finally decreed by a court of competent jurisdiction.
          (d) At any time or from time to time after the repossession of the Leased Premises or any part thereof pursuant to Paragraph 19(c), whether or not this Lease shall have been terminated pursuant to Paragraph 19(b), Landlord shall use reasonable efforts to relet the Leased Premises or any part thereof for the account of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms and on such conditions (which may include concessions of free rent) and for such uses as Landlord, in its absolute discretion, may determine, and Landlord may collect and receive any rents payable by reason of such reletting. Landlord shall not be responsible or liable for any failure to relet the Leased Premises or any part thereof or for any failure to collect any rent due upon any such reletting.
          (e) In the event of the termination of this Lease upon an Event of Default or repossession of the Leased Premises or any part thereof pursuant to Paragraph 19(c) or otherwise, or the reletting of the Leased Premises or any part thereof pursuant to Paragraph 19(d), Tenant shall remain liable as hereinafter provided.
          (f) In the event of any Default Termination or repossession of the Leased Premises or any part thereof by reason of the occurrence of an Event of Default, Tenant will pay to Landlord Basic Rent, Additional Rent and other sums required to be paid by Tenant to and including the date of such termination or repossession (including, without limitation, the amount of all sums which have become due and payable by Landlord under the Credit Facility Documents and the Bond Documents and the State Loan Documents); and, thereafter, Tenant shall, until the end of what would have been the Term in the absence of such termination or repossession, and whether or not the Leased Premises or any part thereof shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages on each Basic Rent Payment Date and on any other date when due and payable: (i) Basic Rent, Additional Rent and other sums which would be payable under this Lease by Tenant in the absence of such termination or repossession, less (ii) the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to Paragraph 19(d), after deducting from such proceeds all Landlord’s expenses in connection with such reletting (including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, employees’ expenses, alteration costs and expenses of preparation for such reletting). Tenant will pay such current damages on the days on which Basic Rent would have been payable under this Lease in the absence of such termination or repossession, and Landlord shall be entitled to recover the same from Tenant on each such day.
          (g) At any time after a Default Termination, Landlord shall be entitled to recover from Tenant, and Tenant will pay to Landlord within 120 days of demand therefor, an amount equal to Basic Rent, Additional Rent and other sums which would be payable under this Lease, from the date to which Tenant shall have satisfied in full its obligations under Paragraph 19(f) to pay current damages, to the end of the remaining Term of this Lease in the absence of such termination (assuming, in computing the amount of Basic Rent that would have been due under Paragraph 7, an interest rate which is equal to the rate applicable to such obligations on the date the Default Termination Notice is issued “the “Assumed Rate”), discounted at the Assumed Rate, or such lower rate as shall be necessary to provide that the sum payable by Tenant hereunder shall satisfy in full the sum of (I) all “Landlord’s Credit Facility Obligations” and “Landlord’s Bond Obligations” accrued through the date of the payment due under this Paragraph 19(g), including without limitation, all accrued fees, costs and expenses payable to the Trustee, the Remarketing Agent, the Rating Agency and the Credit Facility Provider, plus (II) all costs and expenses (including reasonable attorneys’ fees and expenses) of the Credit Facility Provider and Landlord in connection with such Default Termination.
          (h) The words “enter”, “re-enter” or “re-entry”, as used in this Paragraph 19, are not restricted to their technical meaning.
          (i) An Event of Default (as defined in this Lease) under this Lease shall constitute an Event of Default (as defined in the 1997 Lease) under the 1997 Lease; and an Event of Default (as defined in the 1997 Lease) under the 1997 Lease shall constitute an Event of Default (as defined in this Lease) under this Lease.
     20. Additional Rights of Landlord.
          (a) No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy given hereunder or now or hereafter existing at Law or in equity. The failure of either party to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. A receipt by Landlord of any Basic Rent, Additional Rent or any other sum payable hereunder with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and no waiver of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by the waiving party. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at Law or in equity.
          (b) Tenant hereby waives and surrenders, to the extent not prohibited by Law, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem the Leased Premises or to have a continuance of this Lease for the Term after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the Term as herein provided, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for rent.
          (c) In the event Tenant shall be in default in the performance of any of its obligations under this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that Tenant was in default, Tenant shall pay to Landlord all the expenses incurred in connection therewith including reasonable attorney’s fees. In the event Landlord shall, without fault on its part, be made a party to any litigation commenced against Tenant, and if Tenant, at its expense, shall fail to provide Landlord with counsel reasonably approved by Landlord, Tenant shall pay all costs and reasonable attorney’s fees incurred or paid by Landlord in connection with such litigation.

          (d) If an Event of Default has happened and is continuing, Landlord may, but shall not be obligated to, make any payment or perform any act required hereunder to be made or performed by Tenant which has not been performed within the time period specified herein for such performance, with the same effect as if made or performed by Tenant, provided that no entry by Landlord upon the Leased Premises for such purpose shall create any liability to Tenant on the part of Landlord or shall constitute or shall be deemed to be an eviction of Tenant, and no such entry shall waive or release Tenant from any obligation or default hereunder. All sums so paid by Landlord and all costs and expenses (including reasonable attorney’s fees and expenses) incurred by Landlord in connection with the performance of any such act, together with interest at the Default Rate, shall constitute Additional Rent payable by Tenant hereunder.
     21. Inspection. Tenant shall permit Landlord, the Credit Facility Provider, the State, and the holder of any Encumbrance, and its and their representatives and agents to enter the Leased Premises, with notice to Tenant and with an escort provided by Tenant, unless (i) an Event of Default shall have occurred and be continuing, or (ii) an emergency threatening life or property exists, in either of which cases, no advance notice shall be required, without charge therefor and without diminution of the rent payable by Tenant, in order to examine, inspect and protect the Leased Premises, or, during the last year of the Term, to exhibit the same to brokers, prospective tenants, lenders, purchasers and others. In connection with any such entry, Landlord shall endeavor to minimize the disruption to Tenant’s normal business operations in the Leased Premises.
     22. Notices, Demands and Other Instruments. All notices, demands, requests, consents, approvals, certificates or other communications required under this Lease shall be in writing, and shall be sufficiently given and shall be deemed to have been properly given (i) if delivered by hand, when written confirmation of delivery is received by the sender, (ii) three days after the same is mailed by certified mail, postage prepaid, return receipt requested, or (iii) if sent by overnight courier, 24 hours (plus 24 hours for any intervening day that is not a business day) after delivery to such overnight courier addressed to the Person to whom any such notice, demand, request, consent, approval, certificate or other communication is to be given, at .the appropriate address designated on Exhibit E attached hereto. Any party listed on Exhibit E shall each have the right from time to time to specify as its address for purposes of this Lease any other address in the United States of America upon giving 15 days’ written notice hereunder.
     23. Estoppel Certificates. Landlord or Tenant, as the case may be, shall, at any time and from time to time, upon not less than 20 days’ prior written notice by the other (but neither shall be required to do so more than twice in any calendar year), execute, acknowledge and deliver to the requesting party a statement in writing, executed by an authorized representative of Landlord or by the President or a Vice President of Tenant, as the case may be, certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, and setting forth such modifications), (ii) the dates to which Basic Rent, Additional Rent and all other sums payable hereunder have been paid, (iii) that to the knowledge of the signer of such certificate no default by either Landlord or Tenant exists hereunder or specifying each such default of which the signer may have knowledge; and (iv) that, in the case of any statement being given by Tenant, to the knowledge of the signer of such certificate, there are no proceedings pending or threatened against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant or Tenant’s ability to perform or fulfill its obligations under this Lease, or if any such proceedings are pending or threatened to said signer’s knowledge, specifying and describing the same. It is intended that any such statements may be relied upon by the Credit Facility Provider, the State, Landlord or their assignees or by any prospective purchaser of the Leased Premises or by any transferee or assignee of Tenant’s interest in the Lease or a sublessee of Tenant or by any party providing financing to Tenant. Any certificate required under this Paragraph 23 shall (i) state briefly the nature and scope of the examination or investigation upon which the statements contained in such certificate are based, (ii) state that in the opinion of each Person signing such certificate he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and (iii) certify to the correctness of the statements contained therein.
     24. No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with any other estate or interest in the Leased Premises or any part thereof by reason of the fact that the same Person may acquire or hold, directly or indirectly, (a) any interest in this Lease or the leasehold estate hereby created or (b) any such other estate or interest in the Leased Premises or any part.
     25. Representations and Warranties of Tenant. Tenant makes the following representations and warranties to Landlord:
          (a) Good Standing. Tenant (i) is a corporation duly organized and existing, in good standing, under the laws of the State of Delaware, (ii) has the corporate power and all material governmental licenses, authorizations, consents and approvals required to own its property and to carry on its business as now being conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary, including, but not limited to, the State of Maryland.
          (b) Authority. Tenant has full corporate power and authority to enter into and execute and deliver this Lease and each of the other documents executed and delivered by Tenant in connection herewith (collectively, the “Lease Documents”), and to incur and perform the obligations provided for therein and herein, all of which have been duly authorized by all proper and necessary corporate action by Tenant. No consent or approval of stockholders or of any other Person or public authority or regulatory body is required as a condition to the validity or enforceability of this Lease or any of the other Lease Documents, or if required the same has been duly obtained.
          (c) Binding Agreements. This Lease and each of the other Lease Documents have been duly and properly executed by Tenant, constitute the valid and legally binding obligations of the Tenant, and are fully enforceable against Tenant in accordance with their respective terms; except to the extent that enforceability may be affected by any bankruptcy or insolvency proceeding filed by or against the Tenant and subject to the exercise of judicial discretion in accordance with general principles of equity.
          (d) Litigation. There is no litigation or proceeding pending or, so far as Tenant knows, threatened, before any court or administrative agency which, in the opinion of

Tenant, will materially adversely affect the financial condition or operations of Tenant, Tenant’s ability to perform and fulfill its obligations under this Lease, or the authority of Tenant to enter into, or the validity or enforceability of, this Lease or any of the other Lease Documents.
          (e) No Conflicting Agreements, Laws, etc. There is (i) no charter, by-law or preference stock provision of the Tenant and no provision of any existing mortgage, indenture, contract or agreement binding on the Tenant or affecting Tenant’s property, and (ii) to the knowledge of Tenant, no provision of Law or order of court binding on the Tenant or affecting any of Tenant’s property, which would conflict with or in any way prevent the execution, delivery, or performance of the terms of this Lease or any of the other Lease Documents, or which would be in default or violated as a result of such execution, delivery or performance, or for which adequate consents or waivers have not been obtained.
          (f) Tax Returns. Tenant has filed all required federal, state and local tax returns and has paid all taxes as shown on such returns as they have become due. No claims have been assessed and are unpaid with respect to such taxes, and Tenant has established reserves which it believes to be adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.
          (g) Place of Business of Tenant. Tenant’s principal place of business is located at 14200 Shady Grove Road, Rockville, Maryland 20850.
          (h) Brokers. To the best of Tenant’s knowledge (other than Scheer Partners Inc.), no Person has, or as a result of any action of or by Tenant in connection with the transactions contemplated hereby and by the Lease will have, any right, interest or valid claim against or on the Landlord for any commission, fee or other compensation as a broker or finder, or in any similar capacity. Tenant shall indemnify the Landlord against any claimed fee, commission or other compensation arising from or in connection with the transactions contemplated hereby or by the Lease Documents.
          (i) ERISA. (i) Any Plan established and maintained by the Tenant or any Commonly Controlled Entity is a qualifying plan under the applicable requirements of Section 401 of the Code and there is no current matter which would materially adversely affect the qualified tax-exempt status of any Plan; (ii) neither the Tenant nor any Commonly Controlled Entity has engaged in or is engaging in any Prohibited Transaction or has incurred any Accumulated Funding Deficiency in connection with any such Plan, whether or not waived, and no Reportable Event has occurred with respect to any Plan subject to the minimum funding requirements of Section 412 of the Code; (iii) no Multiemployer Plan has “terminated”, as that term is defined in ERISA; (iv) neither the Tenant nor any Commonly Controlled Entity has “withdrawn” or “partially withdrawn” from any Multiemployer Plan; and (v) no Multiemployer Plan is in “reorganization” nor has notice been received from the administrator of any Multiemployer Plan that any such Plan will be placed in “reorganization”.
     26. Affirmative Covenants of Tenant. Tenant shall:
          (a) Reporting Requirements. Furnish or cause to be furnished to Landlord:

          (i) as soon as available but in no event more than 45 days after the filing with the Securities and Exchange Commission (the “SEC”), a copy of the 10Q Report of Tenant filed with the SEC accompanied by a certificate of the chief financial officer of Tenant stating whether any event has occurred which constitutes an Event of Default, or which would constitute such an Event of Default with the giving of notice or the lapse of time or both, and, if so, stating the facts with respect thereto; and
          (ii) as soon as available but in no event more than 120 days after the close of each fiscal year of Tenant, a copy of the 10K Report of Tenant filed with the SEC and a copy of the annual audited financial statements relating to Tenant prepared in accordance with GAAP, which financial statements shall include a balance sheet of Tenant as at the end of such fiscal year and a statement of earnings and changes in stockholder’s equity of Tenant for such fiscal year; and
          (iii) as soon as available but in no event more than 90 days after the close of each fiscal year of Tenant, a certificate of the chief financial officer of Tenant stating whether any event which constitutes an Event of Default under this Lease has occurred, or any event which would constitute such an Event of Default with the giving of notice or the lapse of time or both has occurred, and, if so, stating the facts with respect thereto; and
          (iv) promptly upon transmission thereof, copies of any financial statements, proxy statements, reports and the like which Tenant sends to its shareholders and copies of all registration statements (with exhibits); and
          (v) [INTENTIONALLY OMITTED]
          (vi) [INTENTIONALLY OMITTED]
          (vii) [INTENTIONALLY OMITTED]
          (viii) with reasonable promptness, such budgets, cash flow projections, financial forecasts and other additional information, reports or statements as Landlord or the Credit Facility Provider may from time to time reasonably request.
          (b) Taxes and Claims. Pay and discharge or cause to be paid and discharged all taxes imposed upon it or its income or properties prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any of its properties. Tenant shall have the right to contest the validity of any such tax, assessment, charge, levy or claim, by timely and appropriate proceedings, provided that Tenant shall (1) give Landlord written notice of its intention to contest, (2) diligently prosecute such contest, (3) at all times effectively stay or prevent any official or judicial sale of the Leased Premises or Building Equipment or any part thereof by reason of nonpayment of any such taxes, and (4) establish reasonable reserves for such liabilities being contested if Landlord reasonably determines such reserves to be necessary.
          (c) Insurance. In addition to the insurance required by Paragraph 15 of this Lease, maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity. Tenant shall file with Landlord, upon its request, a detailed list of the insurance then in effect covering Tenant and Tenant’s properties, stating the names of the insurance companies, the amounts and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby; and, within 30 days after notice in writing from the Landlord, obtain such additional insurance as the Landlord may reasonably request.
     (d) Corporate Existence. Maintain its existence in good standing as a Delaware corporation, qualified to transact business in the State of Maryland.
     (e) Compliance with Laws. Comply with all Legal Requirements, subject to Tenant’s right to contest the validity or applicability of any of the foregoing, at its sole cost and expense, in good faith and by appropriate and diligent proceedings, in accordance with Paragraph 18 hereof.
     (f) Books and Records. Maintain appropriate books and records with respect to the Leased Premises and permit access by Landlord, the Credit Facility Provider and the State and their respective authorized representatives and employees to the books and records of Tenant at the offices of Tenant during normal business hours.
     (g) Employment Count. Within 30 days after the Rent Commencement Date and on each anniversary date thereafter, and upon subsequent request of Landlord or the State, Tenant shall supply Landlord and the State with the employment count at the Leased Premises.
     (h) Equal Employment. Tenant shall prohibit discrimination on the basis of (i) political or religious opinion or affiliation, marital status, race, color, creed, or national origin, or (ii) sex or age, except when sex or age constitutes a bona fide occupational qualification, or (iii) the physical or mental disability of a qualified individual with a disability; and shall, upon the request of the State Department of Business and Economic Development (the “Department”), submit information relating to its employment practices and operations with regard to the above on a form to be prescribed by the Department.
     (i) Drug and Alcohol Free Workplace. Tenant shall make a good faith effort to eliminate illegal drug use and alcohol and drug abuse from its workplace during the Term and specifically, shall:
          (i) prohibit the unlawful manufacture, distribution, dispensation, possession, or use of drugs in its workplace;
          (ii) prohibit its employees from working under the influence of alcohol or drugs;
          (iii) not hire or assign to work on an activity funded in whole or part with State of Maryland funds, anyone whom it knows, or in the exercise of due diligence should know, currently abuses alcohol or drugs and is not actively engaged in a bona fide rehabilitation program;

          (iv) promptly inform the appropriate law enforcement agency of every drug related crime that occurs in its workplace if it or its employee has observed the violation or otherwise has reliable information that a violation has occurred; and
          (v) notify employees that drug and alcohol abuse is banned in the workplace, impose sanctions on employees who abuse drugs and alcohol in the workplace, and institute steps to maintain a drug and alcohol free workplace.
          (j) [INTENTIONALLY OMITTED]
          (k) Cooperate in connection with any appraisal of the Leased Premises conducted by or at the request of Landlord, the Credit Facility Provider or the State.
     27. Negative Covenants of Tenant. Until all of Tenant’s obligations under this Lease have been paid and performed in full (other than any indemnities which survive the termination of this Lease), without the prior written consent of Landlord, Tenant shall not, directly or indirectly:
          (a) Declare any dividends (other than dividends payable in capital stock of Tenant) on any shares of any class of its capital stock (other than preferred stock outstanding as of December 1, 1999) or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of Tenant unless (i) there is no Event of Default which has occurred and is continuing, and (ii) the amount of the dividend does not exceed Tenant’s accumulated earnings at that time.
          (b) [INTENTIONALLY OMITTED].
          (c) (i) Restate or amend any Plan established and maintained by Tenant or any Commonly Controlled Entity and subject to the requirements of ERISA, in a manner designed to disqualify such Plan and its related trusts under the applicable requirements of the Code; (ii) permit any officers of Tenant or any Commonly Controlled Entity to materially adversely affect the qualified tax-exempt status of any Plan or related trusts of Tenant or any Commonly Controlled Facility under the Code; (iii) engage in or permit any Commonly Controlled Entity to engage in any Prohibited Transaction; (iv) incur or permit any Commonly Controlled Entity to incur any Accumulated Funding Deficiency, whether or not waived, in connection with any Plan; (v) take or permit any Commonly Controlled Entity to take any action or fail to take any action which causes a termination of any Plan in a manner which could result in the imposition of a lien on the property of Tenant or any Commonly Controlled Entity pursuant to Section 4068 of ERISA; (vi) fail to notify the Credit Facility Provider that notice has been received of a “termination” (as defined in ERISA) of any Multiemployer Plan to which Tenant or any Commonly Controlled Entity has an obligation to contribute; (vii) incur or permit any Commonly Controlled Entity to incur a “complete withdrawal” or “partial withdrawal” (as defined in ERISA) from any Multiemployer Plan to which Tenant or any Commonly Controlled Entity has an obligation to contribute; or (viii) fail to notify the Credit Facility Provider that notice has been received from the administrator of any Multiemployer Plan to which Tenant or any Commonly Controlled Entity has an obligation to contribute that any such Plan will be placed in “reorganization” (as defined in ERISA).
     28. Non-Recourse. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against Landlord’s interest in the Leased Premises (subject to the lien of the Deed of Trust and the 1997 Deeds of Trust) and not against any other assets, properties or funds of Landlord or against any assets, properties or funds of (i) any employee or agent of Landlord (or any director, officer, legal representative, successor, or assign of any thereof), or (ii) any other Person affiliated with any of the foregoing, including without limitation, the State of Maryland or any department, agency or instrumentality thereof.
     Notwithstanding any other provision set forth in this Lease or in any other agreement or document executed in connection with or relating to this Lease:
          (a) No provision of this Lease or of any other agreement or document executed in connection with or relating to this Lease shall be construed so as to give rise to any monetary or pecuniary liability of Landlord or of the State of Maryland, or any political subdivision or agency thereof, or to give rise to a charge upon the general credit of Landlord or of the State of Maryland, or any political subdivision or agency thereof, and any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only as set forth above in this Paragraph 28.
          (b) Neither this Lease nor any other agreement or document executed in connection with or relating to this Lease nor any claim hereunder or thereunder shall (i) constitute a debt of Landlord or of the State of Maryland, or any political subdivision or agency thereof, or a pledge of the full faith and credit or taxing power of the State of Maryland, or any political subdivision or agency thereof, or (ii) create any monetary liability on, or obligate Landlord or the State of Maryland, or any political subdivision or agency thereof, to make any appropriation for payment. Landlord has no taxing power.
          (c) The liability of Landlord under this Lease and under any other agreement or document executed in connection with or relating to this Lease shall be non-recourse to Landlord, limited as set forth above in this Paragraph 28; and the lien of any judgment shall be restricted to only Landlord’s interest in the Leased Premises (subject to the lien of the Deed of Trust and the 1997 Deeds of Trust), and not against any other assets, properties or funds of Landlord or against any assets, properties or funds of (i) any employee or agent of Landlord (or any director, officer, legal representative, successor, or assign of any thereof), or (ii) any other Person affiliated with any of the foregoing, including without limitation, the State of Maryland or any department, agency or instrumentality thereof; and Landlord shall have no other liability, legal, moral or otherwise, to Tenant, or any other person, in connection with the Land, the Improvements, the Leased Premises, this Lease, or any other agreement or document executed in connection with or relating to this Lease. In no event shall Landlord be required to pay any claim under this Lease or under any other agreement or document executed in connection with or related to this Lease from any of its own funds.

          (d) Landlord shall not be required to do any act whatsoever or exercise any diligence whatsoever, other than to perform its limited obligations under the Lease Documents, the Bond Documents and the Credit Facility Documents, to mitigate any damages of Tenant or any other person, if any Event of Default shall occur under this Lease or any other agreement or document executed in connection with or relating to this Lease.
     29. Separability. Each and every covenant and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement, and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from any of its obligations under this Lease. If any term or provision of this Lease or the application thereof to any Person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by Law.
     30. Subordination.
          (a) This Lease is subject and subordinate to the lien, provisions, operation and effect of the Deed of Trust and 1997 Deeds of Trust or other security instruments which may now or hereafter encumber the Improvements or the Land or any interest therein (collectively, “Encumbrances”), to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. The holder of any Encumbrance to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Encumbrance) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Encumbrance, and Tenant shall execute, acknowledge and deliver all documents required by such holder in confirmation thereof. Prior hereto, Landlord, Tenant and the State have executed the State Loan Assignment, and simultaneous with the execution hereof, Landlord, Tenant and the Bank shall execute the Assignment. In the event that the Additional Improvements and/or the Land become subject to an Encumbrance after the date hereof, Landlord agrees to obtain a non-disturbance agreement from the holder of such Encumbrance, in such holder’s standard form, provided that Tenant shall pay or reimburse Landlord for any costs associated with such efforts and agrees to execute such agreement in order to confirm the subordination of this Lease to the Encumbrance, if requested by the holder of such Encumbrance.
          (b) Tenant shall at Landlord’s request promptly execute any requisite or appropriate document confirming such subordination. Tenant waives the provisions of any Law now or hereinafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant’s obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event the Additional Improvements, the Land or Landlord’s interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise. At the request of such transferee, Tenant shall attorn to such transferee and shall recognize such transferee as the Landlord under this Lease. Tenant agrees that upon any such attornment, such transferee shall not be (i) bound by any payment of Basic Rent or Additional Rent more than one month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, but only to the extent such prepayments have been delivered to such transferee, (ii) bound by any amendment of this Lease made without the consent of the holder of each Encumbrance existing as of the date of such amendment, (iii) liable for damages for any breach, act or omission of any prior landlord, or (iv) subject to any offsets or defenses which Tenant might have against any prior landlord; provided, however, that after succeeding to Landlord’s interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer. Within five days after the request of such transferee, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.
          (c) If any prospective or current holder of an Encumbrance requires that modifications to this Lease be obtained, and provided that such modifications (i) are reasonable, (ii) do not adversely affect in a material manner Tenant’s use of the Leased Premises for the Permitted Use, (iii) do not increase the rent and other sums to be paid by Tenant, (iv) do not change Tenant’s affirmative or negative covenants set forth herein, or (v) affect Tenant’s option to purchase the Leased Premises as provided in Paragraph 6(b), then Landlord may submit to Tenant an amendment to this Lease incorporating such required modifications, and Tenant shall execute, acknowledge and deliver such amendment to Landlord within five days after Tenant’s receipt thereof.
     31. Binding Effect. All of the covenants, conditions and obligations contained in this Lease shall be binding upon and inure to the benefit of the respective successors and assigns of Landlord and Tenant to the same extent as if each successor and assign were in each case named as a party to this Lease. This Lease may not be changed, modified or discharged except by a writing signed by Landlord and Tenant and consented to by the Credit Facility Provider and the State.
     32. Headings. The headings to the various paragraphs of this Lease have been inserted for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the expressed terms and provisions of this Lease.
     33. Environmental Matters.
          (a) As used in this Paragraph 33, the following items shall have meanings set forth below:
          (i) “CAA” — shall mean the Clean Air Act, codified at 42 U.S.C. §§ 7401, et seq., as amended.
          (ii) “CERCLA” — shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, codified at 42 U.S.C. §§ 9601, et seq., as amended.
          (iii) “CWA” — shall mean the Clean Water Act, codified at 33 U.S.C. 1251; et seq., as amended.
          (iv) “Environmental Laws” — shall mean CERCLA, HMTA, RCRA, CAA, CWA, TSCA, RHA and the Right-to-Know Act and all other federal, local and municipal laws, statutes, ordinances and codes, guidelines and standards relating to health, safety, sanitation, and the protection of the environment or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials, including, without limitation, laws and regulations regarding the discharge of water or other materials or fluids into waterways, and the rules, regulations, guidelines, decisions, orders and directives of federal, local and municipal governmental agencies, authorities and courts with respect thereto presently in effect or hereafter enacted, promulgated or implemented.
          (v) “Environmental Permits” — shall mean all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Laws, on either an individual or group basis, in connection with the construction, ownership, use or operation of the Land or the Improvements, or the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials related to the Land.
          (vi) “Hazardous Materials” — shall mean, without limitation, flammables, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum based or related substances, hydrocarbons or like substances and their additives or constituents, and any substances now or hereafter defined as “hazardous substances,” “extremely hazardous substances,” “hazardous wastes” or “toxic chemicals” in CERCLA, HMTA, RCRA, CAA, CWA, TSCA, RHA, the Right-To-Know Act, or any so-called “superfund” or “superlien” law or the regulations promulgated pursuant thereto, or any other applicable federal, state or local law, common law, code, rule, regulation, order, or ordinance, presently in effect or hereafter enacted, promulgated or implemented.
          (vii) “HMTA” — shall mean the Hazardous Materials Transportation Act, codified at 49 U.S.C. §§ 1801, et seq., as amended.
          (viii) “RCRA” — shall mean the Resource Conservation and Recovery Act of 1976, codified at 42 U.S.C. §§ 6901, et seq., as amended.
          (ix) “Release” — shall have the same meaning as given to that term in CERCLA, as amended, and the regulations promulgated thereunder.
          (x) “RHA” shall mean the Rivers and Harbors Appropriation Act, codified at 33 U.S.C. §§ 401, et seq., as amended.
          (xi) “Right-To-Know Act” — shall mean the Emergency Planning and Community Right-To-Know Act, codified at 42 U.S.C. §§ 11001, et seq., as amended.
          (xii) “TSCA” — shall mean the Toxic Substances Control Act, codified at 15 U.S.C. §§ 2601, et seq., as amended.
          (b) Tenant shall comply at all times and in all respects with the provisions of all Environmental Laws and Environmental Permits, and shall not commit any actions or omissions that result in the incurrence of any liability under such Environmental Laws or Environmental Permits. Tenant will not allow, cause or permit any Hazardous Materials to be deposited on or under the Land, or otherwise Released or threatened to be Released from or on the Land, or otherwise Released or threatened to be Released from or on the Land or the Improvements or the Additional Improvements, by any Person whatsoever except as normally and properly used in the construction and operation of the Improvements and the Additional Improvements in compliance with all Environmental Laws. Tenant shall conduct all of its activities on the Land and the Improvements and the Additional Improvements, including, without limitation, the off-site disposal of any Hazardous Materials originating on or from the Land or the Improvements or the Additional Improvements, in compliance with all Environmental Laws. Tenant shall obtain, whenever necessary and in its own name, appropriate Environmental Permits for its operations and shall comply in all respects with the requirements of such Environmental Permits.
          (c) Tenant hereby agrees to indemnify, hold harmless and defend Landlord, the Trustee, the Credit Facility Provider and the State, and their partners, officers, directors, lenders, agents and employees from and against any and all claims, losses, damages, liabilities, penalties, costs, assessments, expenses, demands, fines or liabilities of whatever kind or nature, including, without limitation, costs, expenses (including expense of posting a bond) and liabilities imposed upon Landlord pursuant to any indenture or other document, in any way relating to or arising out of:
          (i) The Release or threat of Release of any Hazardous Materials in, on, above, from or under the Land or Improvements or the Additional Improvements during the Term hereof;
          (ii) Any activity by any party on, off or within the Land or the Improvements or the Additional Improvements in connection with the use, handling, treatment, monitoring, removal, storage, decontamination, clean up, testing, transportation or disposal of any Hazardous Materials located at any time on, within or under the Land or the Improvements or the Additional Improvements and introduced onto the Land or the Improvements or the Additional Improvements at any time on or after the commencement of the Term and prior to the expiration or other termination of this Lease;
          (iii) The use, handling, treatment, monitoring, removal, storage, decontamination, clean-up, testing, transportation or disposal of any Hazardous Materials on, under or within the Land or the Improvements or the Additional Improvements which were introduced onto the Land or into the Improvements or the Additional Improvements at any time on or after the commencement of the Term and prior to the expiration or other termination of this Lease;
          (iv) The performance by Tenant or any other Person acting on behalf of Tenant during the Term of any inspection, investigation, audit, study, sampling, testing, removal, containment or other remedial action or other clean-up related to Hazardous Materials on, above, within, related to, or affected by, the Land or the Improvements;
          (v) The imposition, recording or filing of any lien (including, without limitation, a so-called “superlien”) against the Land or the Improvements or the Additional Improvements as a result of the incurrence by any party of any claims, expenses, demands, losses, costs, fines or liabilities of whatever kind or nature with respect to any actual, suspected or threatened Release of Hazardous Materials or environmental condition, on, above, within, related to, or affected by, the Land or the Improvements or the Additional Improvements at any time after the Lease Commencement Date and prior to the expiration or other termination of this Lease; or
          (vi) The violation by Tenant of any applicable Environmental Laws or Environmental Permits with respect to the Land or the Improvements or the Additional Improvements. The provisions of this subparagraph (c) shall survive the expiration or any other termination of this Lease.
          (d) Landlord has delivered to Tenant an undated “Phase I” environmental report referred to as “Phase I Environmental Assessment Results Belward Research Campus, Parcel A, Montgomery County, MD”, prepared in June/July 1997 by ManTech Environmental Corporation, as supplemented by the reliance letter from ManTech Environmental Corporation dated as of December 23, 1997 and the letter from Apex Environmental, Inc. dated as of December 23, 1997, and as further supplemented by the letter from ManTech Environmental Corporation dated as of December 21, 1999, indicating any presence of any Hazardous Materials on, above or below the Land, or of the Release or threat of Release of any Hazardous Materials existing prior to the commencement of the Term.
          (e) Unless Tenant purchases the Leased Premises as provided in Paragraph 6(b), no less than nine months prior to the expiration of the Term hereof, Tenant shall cause to be prepared, by an environmental consultant reasonably acceptable to Landlord, an environmental assessment of the Land and the Improvements and the Additional Improvements (the “Assessment”), which shall identify the presence or probable presence of any Hazardous Materials on, above or below the Land or the Improvements or the Additional Improvements, or the Release or threat of Release of any Hazardous Materials or any violation of any Environmental Laws with respect to the Land and the Improvements and the Additional Improvements or Tenant’s operations thereon or therein. To the extent that the Assessment identifies any such Hazardous Materials, Releases or threatened Releases or violations, Tenant shall take all such measures, including, without limitation, any and all such measures as shall be recommended by such environmental consultant, to remove, remedy and/or cure such condition, so that, by the end of the Term hereof, no Hazardous Materials shall be present on, above, within or under the Land or the Improvements or the Additional Improvements, no Release or threat of Release of Hazardous Materials exists, and no violation of Environmental Laws shall exist with respect to the Land or the Improvements or the Additional Improvements or Tenant’s operations thereon or therein. Any such response actions undertaken by Tenant shall comply fully with all applicable Environmental Laws. If Tenant fails to provide the Assessment to Landlord by the date that is nine months prior to the expiration of the Term, or fails to take such recommended measures and to remove any Hazardous Materials and comply with all Environmental Laws as aforesaid, Landlord may, but shall not be obligated to, have such Assessment prepared and such removal and/or remedial measures undertaken at the expense of Tenant, the costs of which shall be considered Additional Rent hereunder. The foregoing provisions of this subparagraph (e) shall survive the expiration or any other termination of this Lease and shall not be construed to relieve Tenant in any way of its continuing obligations throughout the Term to comply with the provisions of subparagraph (b) above.

          (f) Unless Tenant purchases the Leased Premises as provided in Paragraph 6(b), as a condition of any termination of this Lease, Tenant shall cause to be prepared, by an environmental consultant reasonably acceptable to Landlord, an Assessment which shall identify the presence or probable presence of any Hazardous Materials on, above or below the Land or the Improvements or the Additional Improvements, or the Release or threat of Release of any Hazardous Materials or any violation of any Environmental Laws with respect to the Land and the Improvements and the Additional Improvements or Tenant’s operations thereon or therein. To the extent that the Assessment identifies any such Hazardous Materials, Releases or threatened Releases or violations, Tenant shall take all such measures, including, without limitation, any and all such measures as shall be recommended by such environmental consultant, to remove, remedy and/or cure such condition, so that, as soon as practicable after the termination of this Lease, no Hazardous Materials shall be present on, above, within or under the Land or the Improvements or the Additional Improvements, no Release or threat of Release of Hazardous Materials exists, and no violation of Environmental Laws shall exist with respect to the Land or the Improvements or the Additional Improvements or Tenant’s operations thereon or therein. Any such response actions undertaken by Tenant shall comply fully with all applicable Environmental Laws. If Tenant fails to engage an environmental consultant to provide the Assessment to Landlord within fifteen (15) days of the event which causes or permits termination of this Lease, or fails to take such recommended measures and to remove any Hazardous Materials and comply with all Environmental Laws as aforesaid, Landlord may, but shall not be obligated to, have such Assessment prepared and such removal and/or remedial measures undertaken at the expense of Tenant, the costs of which shall be considered Additional Rent hereunder. The foregoing provisions of this subparagraph (f) shall survive the expiration or any other termination of this Lease and shall not be construed to relieve Tenant in any way of its continuing obligations throughout the Term to comply with the provisions of subparagraph (b) above.
     34. Quiet Enjoyment. So long as no Event of Default exists hereunder, and subject to the terms of this Lease, the Deed of Trust, the 1997 Deeds of Trust, any Encumbrance, and any other matters of record, Landlord warrants peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant, free of hindrance by Landlord or anyone claiming by or through Landlord.
     35. Dealings With Credit Facility Provider. Notwithstanding any other provision of this Lease, the Bond Documents and the Credit Facility Documents, as between Tenant and the Credit Facility Provider, Tenant shall deal solely and directly with the Credit Facility Provider in connection with all matters relating to the transactions contemplated by this Lease, the Bond Documents and the Credit Facility Documents, and Tenant shall be entitled to rely upon any consents, waivers or approvals given by the Credit Facility Provider.
     36. Nature of Transaction. With respect to the Leased Premises, it is the intent of Tenant and the Credit Facility Provider that, for federal, state and local tax purposes and for bankruptcy, commercial and regulatory law and all other purposes, this Lease and the transactions contemplated by the Operative Documents shall be treated as the repayment and security provisions of a loan by Landlord and the Credit Facility Provider to Tenant, that Tenant shall be treated as the legal and beneficial owner entitled to any and all benefits of ownership of such Leased Premises and that all payments of Basic Rent during the Term shall be treated as payments of interest and, if applicable, principal.
     37. Grant of Lien and Future Assurances.
          (a) Intent of the Parties. It is the intent of the parties hereto that this Lease grants a security interest and deed of trust lien, as the case may be, on the Leased Premises and the other Tenant Collateral to and for the benefit of Landlord (for the benefit of Landlord and the Credit Facility Provider) to secure Tenant’s performance under and payment of all amounts under this Lease and the other Operative Documents.
          (b) Transactions to be Regarded as Loans. Specifically, without limiting the generality of Paragraph 36, Landlord and Tenant intend and agree that in the event of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statute of the United States of America or any State or Commonwealth thereof affecting Tenant, Landlord, the Credit Facility Provider or any collection actions, the transactions evidenced by the Operative Documents shall be regarded as loans made by Landlord and the Credit Facility Provider as unrelated third party lenders to or for the benefit of Tenant secured by the Leased Premises and the other Tenant Collateral.
          (c) Mortgage Lien. Specifically, without limiting the generality of Paragraph 36, Tenant has mortgaged, granted, bargained, sold, conveyed and confirmed, and does hereby mortgage, grant, bargain, sell, convey and confirm, a lien on the Leased Premises and the other Tenant Collateral to secure to Landlord (for the benefit of Landlord and the Credit Facility Provider) (i) all amounts advanced by Landlord and the Credit Facility Provider pursuant to the terms of the Operative Documents, together with interest thereon, and all other amounts payable under the Operative Documents in connection therewith and (ii) all other obligations of Tenant under the Operative Documents, effective on the date hereof.
          (d) Security Agreement. Specifically, but without limiting the generality of Paragraph 36, Landlord and Tenant further intend and agree that, for the purpose of securing the payment of the above-described amounts and to further secure all other obligations of Tenant under the Operative Documents, (i) this Lease shall also be deemed to be a security agreement and financing statement within the meaning of Article 9 of the Maryland Uniform Commercial Code (it being understood that Tenant hereby conveys and warrants and grants a security interest in the Leased Premises and the other Tenant Collateral to Landlord (for the benefit of Landlord and the Credit Facility Provider) to secure all amounts advanced by Landlord and the Credit Facility Provider pursuant to the terms of the Operative Documents, together with interest thereon, and all other amounts payable under the Operative Documents and all other obligations of Tenant under the Operative Documents); (ii) the possession by Landlord or any of its agents of notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 of the Maryland Uniform Commercial Code; and (iii) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from financial intermediaries, bankers or agents (as applicable) of Tenant shall be deemed to have been given for the purpose of perfecting such security interest under any Law. Landlord and Tenant shall, to the extent consistent with this

Lease, take such actions and execute, deliver, file and record such other documents, financing statements and mortgages as may be necessary to ensure that, if the Lease was deemed to create a security interest in the Leased Premises and the other Tenant Collateral in accordance with this Paragraph 37, such security interest would be deemed to be a first priority perfected security interest (subject only to the Deed of Trust and the 1997 Deeds of Trust) and will be maintained as such throughout the Term.
          (e) Deed of Trust. Specifically, but without limiting the foregoing or the generality of Paragraph 36, Tenant hereby grants, bargains, sells, warrants, conveys, aliens, remises, releases, assigns, sets over and confirms to Sean V. Timms and Arthur L. Perraud (collectively, the “Deed of Trust Trustees”) all of Tenant’s right, title, and interest in and to the following (collectively, the “Mortgaged Property”): (i) the Leased Premises and all appurtenances relating thereto and all proceeds, both cash and noncash thereof; (ii) all easements, rights-of-way, strips and gores of land, vaults, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights, minerals, flowers, shrubs, crops, trees, timber and other emblements, and all estates, rights, titles, interests, tenements, hereditaments and appurtenances, reversions and remainders whatsoever, in any way belonging, relating or appertaining to the Leased Premises or any part thereof, whether now owned or hereafter acquired by Tenant; (iii) all right, title and interest of Tenant in any and all leases, rental agreements and arrangements of any sort now or hereafter affecting the Leased Premises or any portion thereof and providing for or resulting in the payment of money to Tenant for the use of the Leased Premises or any portion thereof, irrespective of whether such leases, rental agreements and arrangements be oral or written, and including any and all extensions, renewals and modifications thereof (the “Subject Leases”) and guaranties of the performance or obligations of any lessees thereunder, together with all income, rents, issues, profits and revenues from the Subject Leases (including all lessee security deposits and all other lessee deposits, whether held by Tenant or in a trust account, and all other deposits and escrow funds relating to any Subject Leases), and all the estate, right, title, interest, property, possession, claim and demand whatsoever at law, as well as in equity, of Tenant of, in and to the same; provided, however, that although this Lease contains (and it is hereby agreed that this Lease contains) a present, current, unconditional and absolute assignment of all of said income, rents, issues, profits and revenues, Tenant shall collect and apply such rental payments and revenues as provided in this Lease and the other Operative Documents; (iv) all right, title and interest of Tenant in, to and under all franchise agreements, management contracts, consents, authorizations, certificates and other rights of every kind and character of any of the Leased Premises, to the extent the same are transferable, service contracts, utility contracts, leases of equipment, and all other contracts, licenses and permits now or hereafter affecting the Leased Premises or any part thereof and all guaranties and warranties with respect to any of the foregoing (the “Subject Contracts”); (v) all right, title and interest of Tenant in any insurance policies or binders now or hereafter relating to the Leased Premises, including any unearned premiums thereon, as further provided in this Lease; (vi) all right, title and interest of Tenant in any and all awards, payments, proceeds and the right to receive the same, either before or after any foreclosure hereunder, as a result of any temporary or permanent injury or damage to, taking of or decrease in the value of the Leased Premises by reason of casualty, condemnation or otherwise as further provided in this Lease; (vii) all right, title and interest of Tenant in all utility, escrow and all other deposits (and all letters of credit, certificates of deposit, negotiable instruments and other rights and evidence of rights to cash) now or hereafter relating to the

Leased Premises or the purchase, construction or operation thereof; (viii) all claims and causes of action arising from or otherwise related to any of the foregoing, and all rights and judgments related to any legal actions in connection with such claims or causes of action; (ix) all Alterations, extensions, additions, improvements, betterments, renewals and replacements, substitutions, or proceeds of any of the foregoing acquired with proceeds of any of the property described hereinabove; all of which foregoing items are hereby declared and shall be deemed to be a portion of the security for the indebtedness and obligations herein described, a portion of the above described collateral being located upon the Land; and (x) all of the other Tenant Collateral, IN TRUST, HOWEVER, WITH POWER OF SALE, to secure (i) all amounts advanced by Landlord and the Credit Facility Provider pursuant to the terms of the Operative Documents, together with interest thereon, and all other amounts payable under the Operative Documents in connection therewith and (ii) all other obligations of Tenant under the Operative Documents, effective on the date hereof.
          (f) Power of Sale Remedies. Without limiting any other remedies set forth herein, in the event that a court of competent jurisdiction rules that this Lease constitutes a deed of trust or other secured financing with respect to the Leased Premises as is the intent of the parties pursuant to this Paragraph 37, then Landlord and Tenant agree that, upon the occurrence and during the continuance of any Event of Default, the Deed of Trust Trustees may, and are hereby irrevocably empowered to, with or without entry, and to the extent permitted by applicable law, sell or cause the sale of the Leased Premises or any part or parts thereof at one or more public auctions as an entirety or in parcels as Landlord may elect free from any equity of redemption for cash, on credit, or for other property, for immediate or future delivery, and on such terms as the Deed of Trust Trustees shall deem advantageous and proper, such sale or sales to be made in such manner and upon such notice and advertisement as may be required by applicable law, or in the absence of any such requirements, as Landlord may deem appropriate, and to make conveyance to the purchase or purchasers. Notwithstanding the foregoing, upon the occurrence of an Event of Default, Landlord may, at its option, proceed to foreclose on the Leased Premises by judicial foreclosure.
Waiver. Tenant Acknowledges and agrees that if it defaults, a non-judicial foreclosure sale of the Leased Premises, if permitted by law, may be conducted without a hearing of any kind and without notice beyond the publication and posting of the notice of sale as required by law. tenant hereby waives to the extent permitted by law any rights it may have to any such hearing and notice.
          (g) UCC Remedies. In addition to any other remedies granted in this Lease to Landlord (including specifically, but not limited to, the right to proceed against the Leased Premises in accordance with the rights and remedies in respect to those portions of the Leased Premises which are real property pursuant to Section 9-604(a) of the Maryland Uniform Commercial Code), Landlord may proceed under the Maryland Uniform Commercial Code as to all or any part of the personal property (tangible or intangible) and fixtures included with the Leased Premises (such portion of the Leased Premises being referred to herein as the “Personalty”) and shall have and may exercise with respect to the Personalty all the rights, remedies, and powers of a secured party under the Maryland Uniform Commercial Code, including, without limitation, the right and power to sell, at one or more public or private sales, or otherwise dispose of, lease, or utilize the Personalty and any part or parts thereof in any manner authorized or permitted under the Maryland Uniform Commercial Code after default by a debtor, and to apply the proceeds thereof toward payment of any costs and expenses and attorney’s fees and legal expenses thereby incurred by Landlord, and toward payment of the indebtedness hereby secured in such order or manner as provided herein. Any requirement of the Maryland Uniform Commercial Code for reasonable notification shall be met by mailing written notice to Tenant at its address set forth in Exhibit E hereto at least ten (10) days prior to the sale or other event for which such notice is required.
          (h) Judicial Remedies. Landlord may proceed to protect and enforce its rights by a suit or suits in equity or at law, or for the specific performance of any covenant or agreement contained herein or in the Operative Documents, or in aid of the execution of any power herein or therein granted, or for the foreclosure of the mortgage lien created by this Lease, or for the enforcement of any other appropriate legal or equitable remedy and in aid thereof Tenant hereby assents to the passage of a decree by the equity court having jurisdiction. Upon the bringing of any suit to foreclose the mortgage lien created by this Lease or to enforce any other remedy available hereunder, Landlord shall be entitled as a matter of right, without notice and without giving bond to Tenant or anyone claiming under, by or through it, and without regard to the solvency or insolvency of Tenant or the then value of the premises, to have a receiver appointed of all the Leased Premises and of the earnings, income, rents, issues, profits and proceeds thereof, with such power as the court making such appointment shall confer, and Tenant does hereby irrevocably consent to such appointment.
          (i) Acceleration of Payments under the Letter of Credit Agreements and Other Operative Documents. In case of any sale of the Leased Premises, or of any part thereof, pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Lease, all outstanding amounts due and owing under the Letter of Credit Agreements and the other Operative Documents, if not previously due, and the interest accrued thereon, if any, shall at once become and be immediately due and payable; also in the case of any such sale, Landlord may bid and become the purchaser, and the purchaser or purchasers, for the purpose of making settlement for or payment of the purchase price, shall be entitled to turn in and use all outstanding amounts due and owing under the Letter of Credit Agreements and the other Operative Documents, and any claims for interest due and unpaid thereon, in order that there may be credited as paid on the purchase price the sum apportionable and applicable to all outstanding amounts due and owing under the Letter of Credit Agreements and the other Operative Documents, including principal and interest thereon, out of the net proceeds of such sale after allowing for the proportion of the total purchase price required to be paid in actual cash. If at any foreclosure proceeding the Leased Premises shall be sold for a sum less than the total amount of indebtedness for which judgment is therein given, the judgment creditor shall be entitled to the entry of a deficiency decree against Tenant and against the property of Tenant for the amount of such deficiency.
          (j) Attorney-in-Fact. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact, with full authority in the place and stead of Tenant and in the name of Tenant or otherwise, from time to time in Landlord’s discretion, to execute any instrument which Landlord may deem necessary or advisable to accomplish the purposes of this Lease (subject to any limitations set forth in the Operative Documents), and to take any action (including any action that Tenant is entitled to take), including, without limitation:

          (i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for money due and to become due under or in connection with all or any portion of the Leased Premises and the other Tenant Collateral;
          (ii) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with the foregoing clause (a);
          (iii) to file any claim or take any action or institute any proceedings which Landlord may deem to be necessary or advisable for the collection thereof or to enforce compliance with the terms and conditions of this Lease; and
          (iv) to perform any affirmative obligations of Tenant hereunder, including the execution of mortgages, financing statements and other documents.
     Tenant hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this subparagraph (j) is irrevocable and coupled with an interest. Notwithstanding anything contained herein to the contrary, the rights and powers presently granted Landlord by this subparagraph (j) may be exercised by Landlord only upon the occurrence and during the continuance of an Event of Default.
     38. Miscellaneous.
          (a) This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.
          (b) References to the masculine shall include the feminine and neuter and the plural shall include the singular, as the context may require.
          (c) This Lease shall be construed and enforced in accordance with the Law of the State of Maryland.
          (d) Time is of the essence with respect to each and every provision of this Lease.
          (e) With respect to any provision of this Lease which requires Landlord to not unreasonably withhold its consent or approval, if in connection therewith Landlord is obligated under the Deed of Trust, the 1997 Deeds of Trust, the Credit Facility Documents, the Bond Documents, the State Loan Documents or applicable Law to obtain the consent or approval of the Trustee, the Credit Facility Provider, the State or any other third party, then Landlord’s failure to provide consent or failure to otherwise act in a reasonable manner because of its inability to obtain the consent or approval of the Trustee, the Credit Facility Provider, the State or other third party shall not be deemed unreasonable, so long as Landlord has made a good faith effort to obtain such consent.
          (f) Upon the satisfaction of the Deed of Trust and the 1997 Deeds of Trust, references in this Lease to the Credit Facility Provider, the Trustee, the State, the Credit Facilities, the Credit Facility Agreement, the Deed of Trust, the 1997 Deeds of Trust and the

Credit Facility Documents shall be ineffective, and Tenant shall no longer be obligated to comply with the covenants contained in Paragraphs 26(g), (h), (i) or (j) and in Paragraph 27.
          (g) The parties hereto acknowledge that the provisions of this Lease have been tailored to specific financing accommodations provided by Landlord, the Credit Facility Provider and the State, including the Bonds and the Credit Facilities pursuant to the terms of the Bond Documents and the Credit Facility Documents. In the event it becomes necessary to replace all or any portion of these accommodations, Landlord shall exert good faith efforts to obtain financing on the best terms available. Landlord and Tenant agree to negotiate in good faith to amend this Lease to re-tailor this Lease to suit such replacement financing, upon terms mutually agreeable to Landlord, Tenant and the financial institution providing or participating in such financing and it is acknowledged and agreed that Tenant’s rental obligations hereunder will be restructured to provide for the payment of all interest and all related expenses of such replacement financing in the event such interest and related expenses under the replacement financing are not identical to those payable under the Bonds and the Credit Facility Documents and the State Loan Documents. The parties hereto also acknowledge that in the event it becomes necessary to obtain replacement financing for any reason other than (i) Landlord’s misappropriation of funds or (ii) a default by Landlord hereunder or under the Bond Documents or the Credit Facility Documents not caused directly or indirectly by the act or omission of Tenant, all expenses incurred by Landlord in connection with such replacement financing shall be paid by Tenant as Additional Rent.
          (h) Landlord and Tenant hereby agree and consent that any action or proceeding arising out of or brought to enforce the provisions of this Lease may be brought in any appropriate court in Montgomery County, Maryland or Baltimore City, Maryland, and by the execution of this Lease Landlord and Tenant irrevocably consent to the jurisdiction of each such court.
          (i) If for any reason Landlord or Tenant should become not qualified to do business in the State, Landlord and Tenant hereby agree to designate and appoint, without power of revocation, an agent for service of process within the State, as the agent for Landlord or Tenant, as applicable, upon whom may be served all process, pleadings, notice or other papers which may be served upon Landlord or Tenant, as applicable, as a result of any of Landlord’s or Tenant’s, as applicable, obligations under this Lease.
          (j) Landlord and Tenant covenant that throughout the Term, if a new agent for service of process within the State is designated pursuant to the terms of subparagraph (i) above, Landlord or Tenant, as applicable, will immediately file with the other party hereto the name and address of such new agent and the date on which such appointment is to become effective.
          (k) Landlord and Tenant hereby jointly waive trial by jury in any action or proceeding to which Landlord and Tenant may be parties, arising out of or in any way pertaining to this Lease. This waiver is knowingly, willingly and voluntarily made by Landlord and Tenant, each of which hereby represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. Each of Landlord and Tenant further represents that it has been represented in the signing of this

Lease and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel.
          (l) Landlord has issued the Bonds to, inter alia, fund the costs of the construction and equipping (but excluding the Tenant’s Equipment) of the Additional Improvements. With respect to the Bonds, Landlord agrees that Landlord, upon Tenant’s request, shall agree to procure substitute Credit Facilities upon terms and conditions mutually satisfactory to Landlord and Tenant.
          (m) Landlord and Tenant acknowledge and agree that this Lease amends and restates the 1999 Lease in its entirety.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Amended and Restated Lease Agreement to be signed on their behalf, under seal, by their respective signatories thereunto duly organized as of the date first above written.

WITNESS/ATTEST:	MARYLAND ECONOMIC DEVELOPMENT CORPORATION, Landlord

	By:	/s/ Robert C. Brennan	(SEAL)

Robert C. Brennan

Executive Director

HUMAN GENOME SCIENCES, INC., Tenant

	By:	/s/ H. Thomas Watkins	(SEAL)

H. Thomas Watkins

President and Chief Executive Officer

EXHIBIT A
DESCRIPTION OF LAND
     Lot 3, Block “A” as delineated on a Subdivision Record Plat entitled “Lots 3 & 4 Block “A,” The Johns Hopkins Belward Research Campus” and recorded among the Land Records of Montgomery County as Plat Number 21627.

EXHIBIT B
[INTENTIONALLY OMITTED]

EXHIBIT C
Human Genome Sciences, Inc.
Pilot Plant Expansion
Excluded Equipment List
Equipment platforms
Casework
Telephone system
Furniture
Bench top lab equipment
75 KVA UPS systems
600 KVA emergency generator
Instruments — Attachment A
PLC hardware & software — Attachment B
Boiler, 2 chillers, tower, RO water system
HVAC — Attachment C
Fume hoods — Attachment D
Process equipment — Attachment D
Mechanical process equipment — Attachment D
Process equipment — Attachment D
Cold rooms — Attachment E
computer, furniture and bench top lab equipment

EXHIBIT D
SCHEDULE OF OPTION PURCHASE PRICES
[SEE ATTACHED]

EXHIBIT E
NOTICE AND PAYMENT ADDRESSES

If to Landlord:

Notices:	Maryland Economic Development Corporation
100 N. Charles Street, Suite 630
Baltimore, Maryland 21201
Attention: Executive Director

with a copy to:

Teri M. Guarnaccia, Esquire
Ballard Spahr LLP
300 East Lombard Street, 18th Floor
Baltimore, Maryland 21202

Payments:	Basic Rent

By Electronic Transfer:

Manufacturers and Traders Trust Company
Baltimore, Maryland 21201

By Mail:

MEDCO
100 N. Charles Street, Suite 630
Baltimore, Maryland 21201
Attention: Executive Director

If to Tenant:

Notices:	Human Genome Sciences, Inc.
14200 Shady Grove Road
Rockville, Maryland 20850
Attention: James H. Davis
Executive Vice President, General Counsel
and Secretary

If to Bank:

Notices:	Manufacturers and Traders Trust Company
1 Research Court, Suite 400
Rockville, Maryland 20850
Attention: Arthur L. Perraud

Manufacturers and Traders Trust Company
25 South Charles Street, 11th Floor
Baltimore, Maryland 21201
Attention: Letter of Credit Department

with a copy to:

Nancy R. Little, Esquire
McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219

If to State:

Notices:	Department of Business and Economic Development
217 East Redwood Street, 22nd Floor
Baltimore, Maryland 21202
Attention: Director of Community Financing Group
Programs